UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

AMN HEALTHCARE SERVICES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

Telephone: (866) 871-8519

March 15, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of AMN Healthcare Services, Inc. (the “Company” or “AMN”) at the Company’s office located at 5001 Statesman Drive, Irving, Texas 75063, on April 14, 2010, at 8:30 a.m. Central Time. Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying formal notice of the Annual Meeting and proxy statement.

A copy of the Company’s Annual Report for the fiscal year ended December 31, 2009 is enclosed. The formal notice of the Annual Meeting, the proxy statement and the proxy card follow. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly so that your shares will be represented at the Annual Meeting. The proxy is revocable at any time before it is voted and will not affect your right to vote in person if you attend the Annual Meeting.

Thank you for your ongoing support of and continued interest in AMN.

Very truly yours

Susan R. Nowakowski

Chief Executive Officer & President

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

Telephone: (866) 871-8519

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO

BE HELD ON APRIL 14, 2010 AT 8:30 A.M.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of AMN Healthcare Services, Inc. (the “Company”) will be held at the Company’s office located at 5001 Statesman Drive, Irving, Texas 75063, on April 14, 2010 at 8:30 a.m. Central Time or at any subsequent time which may be necessary by any adjournment or postponement of the Annual Meeting, for the following purposes:

(1)	To elect seven directors nominated by the Company’s Board of Directors to hold office until the next Annual Meeting or until their successors are duly elected and qualified;

(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The items of business scheduled to be voted on at the Annual Meeting are those listed on this Notice of Annual Meeting. The Board of Directors has fixed the close of business on February 24, 2010 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Representation of at least a majority of the voting power represented by all outstanding shares is required to constitute a quorum at the Annual Meeting. Accordingly, it is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the self-addressed envelope enclosed for your convenience.

Important Notice Regarding the Availability of

Proxy Materials for the Stockholders

Meeting to be Held on April 14, 2010.

The proxy statement and annual report to shareholders are available under “2010 Proxy Materials” at www.amnhealthcare.com/investors.

March 15, 2010:	By Order of the Board of Directors,

Denise L. Jackson
Senior Vice President, General Counsel and Secretary
San Diego, California

YOUR VOTE IS IMPORTANT. ACCORDINGLY, THE COMPANY URGES YOU TO

COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

i

ii

PROXY STATEMENT

for Annual Meeting of Stockholders

to be held on April 14, 2010

General

This proxy statement and proxy card, which are first being mailed to the stockholders of AMN Healthcare Services, Inc. (the “Company” or “AMN”) on or about March 15, 2010, is furnished to you in connection with the solicitation of proxies on behalf of the Board of Directors of AMN for use at the Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting is to be held at the Company’s office located at 5001 Statesman Drive, Irving, Texas 75063, on April 14, 2010 at 8:30 a.m. Central Time, or at any subsequent time which may be necessary by any adjournment or postponement of the Annual Meeting.

Proxies in proper form received by the time of the Annual Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy card. If a proxy card is dated, signed and returned without specifying choices, the proxies will vote as recommended by the Board of Directors FOR proposals (1) and (2); and, in their discretion upon such other business as may properly come before the meeting. Business transacted at the Annual Meeting is confined to the purposes stated in the Notice of Annual Meeting.

Shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

Voting Securities

The Board of Directors, in accordance with the Amended and Restated By-laws of the Company (the “Bylaws”), has fixed the close of business on February 24, 2010 as the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponement thereof. At the close of business on the Record Date, the outstanding number of voting securities of the Company was 32,631,136 shares of Common Stock. Shares of the Company’s Common Stock cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

For each share held as of the Record Date, each holder of Common Stock is entitled to one vote. If you hold your shares through a broker, you should contact your broker to determine the procedure by which you can vote.

Our Bylaws require that in an election such as this where the number of director nominees does not exceed the number of directors to be elected (Proposal 1), each director will be elected by the vote of the majority of the votes cast (in person or by proxy). A “majority of votes cast” means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. In an uncontested election, a nominee who does not receive a majority vote will not be elected. An incumbent director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover director, but shall tender his or her resignation to the Board. Within ninety (90) days after the date of the certification of the election results, the Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken, and the Board will act on such committee’s recommendation and publicly disclose its decision and the rationale behind it.

The affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote thereon is required for ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010 (Proposal 2). Abstentions will have the same effect as “no” votes on this proposal. If you hold your shares in street name and do not direct your broker how to vote the shares, under the rules of the NYSE, brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposal to ratify the appointment of the Company’s independent registered public accounting firm because it is considered “discretionary” under NYSE rules.

Under the NYSE’s rules, the election of directors is considered “non-discretionary.” That means that your broker does not have the discretion to vote your shares without your direction. If brokers vote these shares absent client instructions, the vote will be recorded as a broker non-vote. Proxies in proper form received by the time of the Annual Meeting will be voted as specified.

Revocability of Proxies

A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by giving the Secretary of the Company a letter revoking the proxy or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not alone constitute the revocation of a proxy.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees for the Board of Directors

Seven directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting or until their successors are duly elected and qualified, or until the director resigns, is removed, or becomes disqualified. The proxy will be voted in accordance with the directions stated on the card, or if no directions are stated, for election of each of the seven nominees listed below. Upon the recommendation of the Corporate Governance Committee, the members of the Board of Directors (the “Board”) have nominated for election seven current directors of the Company. The director nominees for election named below are willing to be duly elected and to serve. If any such nominee is not a candidate for election at the Annual Meeting, an event that the Board does not anticipate, the proxies will be voted for a substitute nominee. Information with respect to the business experience, qualifications and affiliations of the Company’s director nominees is set forth below.

Director Nominees:

R. Jeffrey Harris, age 55, has served as a director of the Company since September 2005, and is Chairman of the Compensation and Stock Plan Committee and is also a member of the Audit Committee. Mr. Harris brings considerable mergers and acquisition experience to the Board as well as experience as a director on public company Compensation and Corporate Governance Committees. Mr. Harris served on the Board of Sybron Dental Specialties in 2005 and 2006, until it was sold to Danaher Corp. Mr. Harris served on the board of Playtex Products, Inc. from 2001 until it was sold to Energizer Holdings in October 2007. Mr. Harris was a Board member of Prodesse, Inc., an early stage biotechnology company, from 2002 until 2009 when it was acquired by Gen-Probe Incorporated. Since 2004, Mr. Harris has been a board member of PhysioGenix, Inc., a contract research company, and since 2008, Mr. Harris has been a director of Guy & O’Neill, Inc., which is in the business of formulation, packaging and liquid filling. Mr. Harris served as Of Counsel to Apogent Technologies Inc. from December 2000 through 2003, and served as Vice President, General Counsel and Secretary of Apogent Technologies Inc. from 1988 to 2000. He served as a director of Apogent Technologies from 2000 until 2004, when Apogent Technologies was acquired by Fisher Scientific International, Inc.

Michael M.E. Johns, M.D., age 68, has served as a director since December 2008, and serves as a member of the Compensation and Stock Plan and Corporate Governance Committees. Dr. Johns has extensive healthcare experience and is a recognized healthcare thought leader. In addition, Dr. Johns has experience sitting on the Board of a large public company. In October 2007, Dr. Johns was appointed Chancellor of Emory University. From 1996 to 2007, Dr. Johns served as Executive Vice President for Health Affairs and Chief Executive Officer of the Robert W. Woodruff Health Sciences Center of Emory University and the Chairman of the Board of Directors of Emory Healthcare. From 1990 to 1996, Dr. Johns was Dean of the Johns Hopkins School of Medicine and Vice President of the Medical Faculty at Johns Hopkins University. Dr. Johns also serves on several boards, including Johnson & Johnson since 2005, the Genuine Parts Company since 2000, and the Board of Regents of the Uniformed Services University for the Health Sciences. He also sits on several philanthropic boards, including the National Health Museum Board.

Hala G. Moddelmog, age 54, has served as a director of the Company since February 2008. Ms. Moddelmog also serves as a member of the Compensation and Stock Plan and Corporate Governance Committees, bringing the Board her experience as a Chief Executive Officer of global organizations and proficiency in the areas of marketing and branding. In addition, Ms. Moddelmog has experience on other public company boards. She is CEO of Catalytic Ventures, a company she founded to consult and invest in growth companies. From 2006 through November 2009, Ms. Moddelmog served as president and chief executive officer of the Susan G. Komen for the Cure. From 1995 to 2004, she was the President of Church’s Chicken, a division of AFC Enterprises. She also held executive management and marketing positions at Church’s Chicken, Arby’s Franchise Association and BellSouth. Ms. Moddelmog has served on the Board of Amerigroup Corporation since August 2009. From 2006 until January 2008, Ms. Moddelmog served on the Board of Directors of Fiesta Brands, Inc., and from 2006 to

2007 on the board of HyperActive Technologies. She served on the Board of Trustees for the Georgia Southern University Foundation from 2005 to 2008, and for Clark Atlanta University from 2004 to 2006.

Susan R. Nowakowski, age 45, joined the Company in 1990 and has been a director since September 2003. She serves as a member of the Executive Committee of the Board of Directors. Ms. Nowakowski has twenty years of experience in the healthcare services industry and experience serving on public company boards. Ms. Nowakowski has been the Company’s President since May 2003 and the Chief Executive Officer since May 2005. Ms. Nowakowski has been employed at the Company in a variety of leadership roles, including Chief Financial Officer and Chief Operating Officer, since 1990. Prior to joining the Company, Ms. Nowakowski worked at BioVest Partners, a venture capital firm, and at Hybritech, a subsidiary of Eli Lilly & Co. which was later acquired by Beckman Coulter. Ms. Nowakowski serves on the board of directors of Beckman Coulter where she sits on the Audit Committee, and served on the board of Playtex Products, Inc. from 2001 until it was sold to Energizer Holdings in October 2007. Ms. Nowakowski also serves on the boards of the University of California San Diego Sulpizio Family Cardiovascular Center, Biocom and San Diego State University College of Business Administration.

Andrew M. Stern, age 60, has served as a director of the Company since November 2001 and is Chairman of the Company’s Corporate Governance Committee and is a member of the Audit Committee. Mr. Stern brings substantial healthcare industry experience to the Board as well as communications expertise. Mr. Stern has served as Chairman of the Board and Chief Executive Officer of Sunwest Communications, Inc., a public relations firm, since 1983. Mr. Stern also serves as a director of Medical City Dallas Hospital, Salesmanship Club Charitable Golf of Dallas and as an advisory director of NeoSpire, Inc. He is also immediate past Chairman of the Texas Healthcare Trustees Association.

Paul E. Weaver, age 64, has served as a director of the Company since July 2006. Mr. Weaver also serves as Chairman of the Company’s Audit Committee. He is designated as a financial expert on that committee, bringing his significant international audit and finance experience. Mr. Weaver also serves as member of the Executive Committee of the Board of Directors. Mr. Weaver is a former Vice Chairman of PricewaterhouseCoopers, LLP and was Chairman of the firm’s global technology, infocom and entertainment/media practice group. Beginning in 2010, Mr. Weaver serves on the boards of Unisys Corporation and WellCare Health Plans, Inc., serving on the audit committees of both boards and the compensation committee of WellCare. Mr.Weaver previously was on the boards of Idearc, Inc. and Gateway, Inc. He also serves on the corporate advisory board of the University of Michigan Business School, and is Chairman of the Board of the Statue of Liberty/Ellis Island Foundation.

Douglas D. Wheat, age 59, has served as a director of the Company almost continuously since November 1999. Mr. Wheat is the Chairman of the Company’s Board of Directors and also serves as a member of the Company’s Executive Committee. Mr. Wheat offers the Board considerable industry knowledge as well as expertise in the area of corporate finance, mergers and acquisitions. Mr. Wheat previously served on the boards of several companies, including Nebraska Book Company, Inc., Smarte Carte Corporation, and Playtex Products, Inc. of which he was Chairman from 2004 to 2006. Mr. Wheat is Partner of Southlake Equity Group, and previously served as Chairman of Foxbridge Partners, LLC and President of Haas Wheat & Partners, L.P.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

EACH OF THE SEVEN (7) DIRECTOR NOMINEES NAMED ABOVE.

Corporate Governance

Corporate Governance Guidelines.    All of the Company’s corporate governance materials, including the Corporate Governance Guidelines (“Guidelines”) and Board committee charters and codes of ethics, are published in the Corporate Governance section of the Company’s web site at www.amnhealthcare.com. These materials also are available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies the Guidelines, committee charters and key practices as warranted. Any modifications are reflected on the Company’s web site.

Director Independence.    The Board has adopted categorical standards for director independence. Under these standards, a director will not be considered independent if the director does not qualify as independent under Rule 303A.02(b) of the NYSE Listed Company Manual; the director or an immediate family member is a partner of or of counsel to a law firm that performs substantial legal services for the Company on a regular basis; or the director or an immediate family member is a partner, officer or employee of an investment bank or consulting firm that performs substantial services for the Company on a regular basis for which they receive compensation. The following relationships would not be considered to be material relationships that would impair a director’s independence: the director or an immediate family member is an executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the company for which he or she serves as an executive officer; the director or an immediate family member is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company for which he or she serves as an executive officer and such indebtedness is not past due; or the director or an immediate family member serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 1% of that organization’s total annual charitable receipts. The Board has determined that R. Jeffrey Harris, Michael M.E. Johns, Hala G. Moddelmog, Andrew M. Stern, Paul E. Weaver and Douglas D. Wheat each meet the Company’s categorical standards for director independence.

Codes of Ethics.    The Company has adopted a Code of Business Conduct and Ethics and a Code of Ethics for the Principal Executive Officer and Senior Financial Officers, which are both published on the Company’s website.

As described in the Code of Business Conduct and Ethics, the Company has established strict standards with respect to actual and potential conflicts of interest by directors, executive officers or employees.

With regard to directors, the Corporate Governance Guidelines establish directors’ duties to adhere to the Code of Business Conduct and Ethics, specifically including the policies on conflicts of interest expressed therein, and to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. Directors are required to report any potential conflicts of interest immediately to the Chairman of the Corporate Governance Committee. The Guidelines further provide that the Company does not permit any director or executive officer, or their immediate family member (spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law; sons and daughters-in-law; and brothers and sisters-in-law and anyone (other than a tenant or employee) who shares such person’s home) (a “related person”) to enter into a transaction in which the Company is a participant, where (a) the amount involved exceeds $120,000; and (b) the related person had or will have a direct or indirect material interest without approval of the Board. The Company annually solicits information from directors and executive officers in order to monitor potential conflicts of interest and comply with Securities and Exchange Commission requirements regarding approval or disclosure of “related person transactions”.

Risk Management.    The Board as a whole is responsible for overseeing the Company’s risk exposure as part of determining a business strategy that generates long-term shareholder value. This includes recognizing the Company’s enterprise-wide risk philosophy and profile in setting the Company’s overall strategy and direction. Each of the Board’s standing committees, which are identified below, focuses attention on risk areas implicated by its area of expertise, with special responsibilities possessed by the Audit Committee.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s compliance with legal, ethical and regulatory requirements, and the Company’s process to manage business and financial risk. The Committee’s specific duties include: oversight of the work of the independent auditors; reviewing and discussing with Company management the Company’s major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company’s risk assessment and risk management guidelines and policies; reviewing any attorneys’ reports containing evidence of material violations of securities laws and breaches of fiduciary duty or other similar violations of state or federal law; and reviewing the results of significant investigations, examinations or reviews performed by regulatory authorities and management’s responses.

The Compensation Committee, which is responsible for analyzing the Company’s compensation practices with regard to risk, has reviewed the Company’s material cash incentive plans, which fall into two types: (1) those for front line sales production employees and (2) those for the sales and corporate leadership. The front line sales incentive plans typically provide incentives based on dollar or operational metrics with quarterly individual or team goals, and monthly or quarterly payouts. The sales and corporate leadership plans use financial targets, which are based on consolidated and/or division metrics. The Committee considered the risk associated with the plans in light of several factors, including the amount of incentive compensation as a percentage of total incentive cash paid and as a percentage of division revenue and gross profit; the number of plan participants in any particular plan as a percentage of total incentive plan participants; and the amount of incentive compensation per individual plan participant, which is typically 10-60%. Based on this analysis and the recommendations of the Committee, the Board of Directors has determined that the Company’s compensation policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

Meetings of the Board of Directors and Certain Committees of the Board of Directors

During 2009, the Board of Directors met twelve times and took action by unanimous written consent four times. No member of the Board attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she has been a director) and (ii) the number of meetings held by all committees of the Board (during the periods that he or she served on such committees). Directors are also encouraged but not required to attend the Company’s Annual Meeting of Stockholders. Each of the Company’s directors standing for election at the Company’s 2009 Annual Meeting of Stockholders attended the meeting.

The Company currently separates the roles of Chairman of the Board and Chief Executive Officer. The Board believes that the current structure promotes independence and contributes to good corporate governance. The Company has standing Audit, Corporate Governance, Compensation and Stock Plan and Executive Committees. Committee assignments and the designation of committee chairs are based on the director’s independence, knowledge, interests and areas of expertise. The current functions and members of each committee are described below.

Audit Committee.    During 2009, the Audit Committee was composed of Paul E. Weaver, William F. Miller III, Andrew M. Stern and R. Jeffrey Harris, with Mr. Weaver serving as Chairman. Mr. Miller served on the Audit Committee from January 1, 2009 through April 9, 2009. Mr. Harris was appointed to the Audit Committee on April 9, 2009. The Audit Committee met eight times in 2009. The Board has determined that Mr. Weaver satisfies the criteria for “an audit committee financial expert” as that term is used in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act and Section 303A of the NYSE Listed Company Manual.

The duties of the Audit Committee are set forth in its charter, which was adopted by the Board on October 17, 2001 and last amended in June 2008. The Audit Committee is charged with the responsibility of overseeing the financial reporting process of the Company. In the course of performing its functions, the Audit Committee (i) reviews the Company’s internal accounting controls and audited financial statements; (ii) reviews with the Company’s independent registered public accounting firm the scope of their audit, their report and their recommendations; (iii) considers the possible effect on the independence of such accountants in approving non-audit services requested of them; and (iv) appoints the Company’s independent registered public accounting firm, subject to ratification by the Company’s stockholders.

Corporate Governance Committee.    During 2009, the Corporate Governance Committee was composed of Andrew M. Stern, Hala G. Moddelmog, Michael M.E. Johns and Douglas D. Wheat, with Mr. Stern serving as Chairman. Mr. Wheat served on the Corporate Governance Committee from January 1, 2009 through April 9, 2009. Dr. Johns was appointed to the Corporate Governance Committee on April 9, 2009. During 2009, the Corporate Governance Committee met four times. All members of the Corporate Governance Committee meet the standards for independence required by the NYSE.

Committee Responsibilities.    The duties of the Corporate Governance Committee are set forth in its charter adopted by the Board in October 2001 and last amended in February 2010. The Corporate Governance Committee (i) identifies and recommends individuals qualified to become members of the Board; (ii) evaluates the corporate governance guidelines applicable to the Company; (iii) reviews the Board’s performance on an annual basis; and (iv) makes recommendations with respect to potential successors to the Chief Executive Officer.

Director Nominee Procedures.    In evaluating and determining whether to recommend a person as a candidate for election as a director, the Corporate Governance Committee considers the qualifications set forth in the Company’s corporate governance guidelines including issues of judgment, business and management experience (including financial literacy), leadership, strategic planning and diversity. The Committee also takes into account specific characteristics and expertise that the directors believe could enhance the diversity, in terms of knowledge, expertise, background and personal characteristics, and effectiveness of the Board.

The Corporate Governance Committee utilizes a broad approach for identification of director nominees and may seek recommendations from its directors, officers, shareholders or it may choose to engage a search firm. The Committee evaluates nominees on the basis of the criteria outlined in its Corporate Governance Guidelines and applies the same criteria to all candidates it considers, including any candidates submitted by shareholders. These criteria include seeking candidates from a broad spectrum of experience and expertise and a reputation for integrity. The Board specifically considers a candidate’s judgment, business and management experience (including financial literacy), leadership, strategic planning, personal characteristics, understanding of the healthcare industry, knowledge of and relationships with the Company’s clients and other stakeholders, and independence from management. The Board seeks directors whose specific qualities, experience and expertise will augment the current Board’s makeup and whose past experience evidences they will dedicate sufficient time, energy and attention to ensure the diligent performance of Board duties; comply with all duties of care, loyalty and confidentiality applicable to them as directors of publicly traded corporations; and adhere to the Company’s Code of Business Conduct and Ethics. The Committee may also engage a third party to conduct or assist with the evaluation.

The Corporate Governance Committee will consider shareholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures described in the Bylaws, and outlined below. In order to have a nominee considered by the Corporate Governance Committee for election at the 2011 annual meeting, a shareholder must submit the recommendation in writing to the attention of the Company’s Secretary at the Company’s headquarters no later than January 14, 2011. Any such recommendation must include:

•	the name and address of the candidate;

•

a brief biographical description of the candidate, including the candidate’s occupation for at least the last five years, and a statement of the qualifications of the candidate taking into account the qualifications requirements set forth in the Company’s Corporate Governance Guidelines; as well as: (i) the name and address, as they appear on the Company’s books, of the stockholder and the name and address of any beneficial owner on whose behalf a nomination is being made and the names and addresses of their affiliates, (ii) the class and number of shares of stock held of record and beneficially by such stockholder, and any such beneficial owner or affiliate, and the date such shares were acquired, (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among such stockholder, beneficial owners, affiliates or any other persons (including their names) acting in concert with any of the foregoing, and a representation that the stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the notice of nomination by, or on behalf of, such stockholder, beneficial owners or affiliates the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of such stockholder, beneficial owners or affiliates with respect to shares of stock of the Company (a “Derivative”) and a representation that the stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (v) a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which such stockholder, beneficial owners or affiliates have a right to vote any shares of stock of the Company, (vi) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (vii) all information regarding each stockholder nominee that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 14 of the Exchange Act, or any successor statute thereto, and the written consent of each such stockholder nominee to being named in a proxy statement as a nominee and to serve if elected, (viii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder, beneficial owners, affiliates or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if such stockholder, beneficial owner or any person acting in concert therewith, were the “registrant” for purposes of such rule and the stockholder nominee were a director or executive of such registrant, (ix) a statement whether such stockholder nominee agrees to tender a resignation if he or she fails to receive the required vote for re-election, in accordance with Section 3.3 and the Company’s Corporate Governance Guidelines; and (x) all other information that would be required to be filed with the SEC if such stockholder, beneficial owner or Affiliate were a participant in a solicitation subject to Section 14 of the Exchange Act or any successor statute thereto.

The Company may require any stockholder nominee to furnish such other information as it may reasonably require to determine the eligibility of such stockholder nominee to serve as a director of the Company. Once the Company receives the recommendation, it will deliver to the candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement or other regulatory filings, if nominated. Candidates must complete and return the questionnaire within the timeframe provided to be considered for nomination by the Corporate Governance Committee.

The Committee did not receive a recommendation for a director nominee from any shareholder during 2009.

Compensation and Stock Plan Committee.    During 2009, the Compensation and Stock Plan Committee was composed of R. Jeffrey Harris, Hala G. Moddelmog, Michael M. E. Johns, and William F. Miller III, with Mr. Harris serving as Chairman. Mr. Miller served on the Compensation and Stock Plan Committee from January 1, 2009 through April 9, 2009. Dr. Johns was appointed to the Compensation and Stock Plan Committee on April 9, 2009. The Committee met ten times and took action by unanimous written consent three times in 2009.

The duties of the Compensation and Stock Plan Committee are set forth in its charter adopted in March 2004 and last amended in December 2007. The Committee (i) reviews, administers, and where applicable, makes recommendations to the Board of Directors with respect to the compensation of CEO and all senior officers that report directly to the CEO and directors and with respect to the Company’s incentive compensation plans and equity-based plans; (ii) prepares the Compensation Committee Report required by the SEC to be included in the Company’s annual proxy statement; (iii) oversees the preparation of the Company’s Compensation Disclosure and Analysis as required by the SEC to be included in the Company’s annual proxy statement and recommends its inclusion in the proxy statement to the Board; and (iv) evaluates the performance of the Chief Executive Officer.

The Committee is composed exclusively of non-employee, independent directors, none of whom has a business relationship with the Company, other than in their capacity as directors, or has any interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements. All members of the Compensation and Stock Plan Committee meet the standards for independence required by the NYSE. Our Compensation and Stock Plan Committee Charter is published on the Company’s web site at www.amnhealthcare.com under the Investors/Corporate Governance section.

The Committee reviews all elements of compensation of the executive officers and senior officers that directly report to the Chief Executive Officer on an annual basis and will consider changes at other times if a change in the scope of the officer’s responsibilities justifies such consideration. The Committee generally conducts its salary and bonus structure review for a particular year in the last quarter of the previous year or early in the subject year. At that time, the Committee reviews peer benchmarking information relating to financial performance and compensation levels, national survey data, the individual’s performance and duties, analysis and advice from its compensation consultant, the Company’s performance and the recommendations of the CEO (who does not provide a recommendation for herself) in establishing compensation.

With respect to the Company’s Senior Management Incentive Bonus Plan (the “Bonus Plan”), which was approved by our stockholders in May 2003 and reapproved by our stockholders in April 2008, the Committee, as the administrator of the Bonus Plan, designates which participants are eligible for an award, the performance criteria for the award and the maximum award each year. Prior to or at the beginning of each fiscal year, the Board sets financial targets for the Company’s performance. Thereafter, the Committee sets the range of financial performance and corresponding targets for the named executive officers’ cash incentive compensation under the Bonus Plan.

The Committee also grants equity awards. Initially, the Committee awarded equity grants annually in January to correspond with its annual performance reviews and changes to cash compensation. For several years, due to constraints with available shares, the Committee has granted equity awards at the time of the Board and Committee meetings held in conjunction with our annual stockholders meeting. In 2009, the Committee returned to awarding equity grants in January in order to address incentive and retention needs in the current challenging economic and operating environment, and to again correspond grants with annual performance reviews and cash compensation decisions. In the Spring of 2009, the Board approved a special equity grant to all company employees, with the exception of the Chief Executive Officer. The grant of restricted stock units (RSUs) vesting ratably over three years was intended to compensate and incent employees in light of a reduction to employee’s base compensation implemented during the same timeframe.

In addition to the all employee RSU grant and the regular annual grants, we have granted equity awards to key employees upon their initial employment or promotion. The Committee has authorized our CEO to grant equity awards to non-officer employees within certain individual and aggregate thresholds with the effective date of each such grant generally being the effective date of the grantee’s promotion or commencement of employment. The awards are reviewed by the Committee. We do not have any practice to time the grant of equity awards pursuant to the Equity Plan in conjunction with the release of material non-public information.

In December 2009, the Company’s shareholders approved an Equity Exchange Program, permitting eligible employees, excluding named executive officers and directors, to exchange certain “out-of-the-money” stock options and Stock Appreciation Rights (SARs) for a reduced number of replacement RSUs (“Replacement RSUs”). The Replacement RSUs were granted on December 10, 2009, and vest on the later of: the first anniversary of the replacement grant date or, in the case of surrendered SARs with a later vesting date, on the original vesting date of the surrendered SARS.

The Committee periodically retains an independent consultant to assist the Committee in fulfilling its responsibilities. In 2008, as the Committee began preparing for 2009 compensation decisions, the Committee engaged Frederic W. Cook & Co., Inc. as its compensation consultant, with the objective of reviewing the Company’s executive compensation program’s continued competitiveness and its effectiveness in supporting the Company’s strategic objectives. The Board continued to consult with Frederic W. Cook & Co. throughout 2009 on a variety of topics, including, among others the Company’s equity compensation program, the design of the Company’s cash incentive program, the evaluation of the alignment of the Company’s executive compensation program with its shareholders interests, the risks presented by the Company’s executive compensation program structure and the assessment of the program compared to the Company’s peers. In selecting Frederic W. Cook & Co., the Committee considered directors’ experience with this consultant on other boards, the consultant’s knowledge and experience in executive compensation program design, corporate finance and legal and regulatory issues and experience providing consultative services to boards, as well as, the consultant’s analysis of our existing program and proposal of key considerations in evaluating and strengthening our program. Frederic W. Cook & Co. has no other relationship with nor provides any other services to the Company.

Executive Committee.    During 2009, the Executive Committee was composed of Douglas D. Wheat, Susan R. Nowakowski and Paul E. Weaver. The Executive Committee exercises the power of the Board of Directors in the interval between meetings of the Board. The Executive Committee met ten times in 2009.

Executive Sessions of Non-Management Directors

The Board has regularly scheduled meetings during the year for non-management directors without management present. During 2009, the Company’s Chairman presided at the meetings of non-management directors. The non-management directors may meet without management present at times as determined by the Chairman, or, should there not be one, the Presiding Director.

Communications with the Board of Directors

The Board has established the following procedure for stockholders to communicate with members of the Board and for all interested parties to communicate with the presiding director or the non-management directors as a group. All such communications should be addressed to the attention of the Company’s Secretary at the Company’s headquarters, 12400 High Bluff Drive, Suite 100, San Diego, CA 92130. The Secretary collects and maintains a log of all such communications and forwards any that the Secretary believes require immediate attention to the appropriate member or group of members of the Board, who determine how such communications should be addressed.

Non-Director Executive Officers

Bary G. Bailey, age 51, joined the Company as Chief Financial Officer, effective August 10, 2009. Prior to joining the Company, from 2002 until 2007, Mr. Bailey was Chief Financial Officer and Executive Vice President at Valeant Pharmaceuticals International, a specialty pharmaceutical company. Prior to joining Valeant, Mr. Bailey was EVP of Strategy and Technology for PacifiCare Health Systems, Inc., a firm that provides managed care and other health insurance products to employer groups, individuals and Medicare beneficiaries. Before that, Mr. Bailey served as EVP of Strategic Initiatives and later CFO at Premier, Inc., one of the largest Healthcare Group Purchasing Organizations in the United States. Mr. Bailey has also held a variety of finance roles at American Medical International (which was purchased by Tenet Healthcare Corporation). He began his career at Arthur Andersen & Company, serving the banking, entertainment, airlines, healthcare and insurance industries. Mr. Bailey has been a certified public accountant (inactive) for more than 20 years and holds a Bachelor of Science degree in finance from California State University, Long Beach.

Ralph Henderson, age 49, joined the Company as President, Nurse Staffing in September 2007, and in February 2009 was named President, Nurse and Allied Staffing. Mr. Henderson is responsible for leading the sales and financial performance of AMN’s nurse and allied staffing division, the Company’s largest business segment. Prior to joining the Company, Mr. Henderson served as Senior Vice President, Group Executive for Spherion, Inc., one of the largest staffing providers in the United States. Mr. Henderson started with Spherion in 1995 and held several leadership positions, including Regional Vice President and General Manager, Vice President of National Accounts, and Senior Vice President, Western Division. Prior to Spherion, Mr. Henderson was employed by American Express for nine years where in his last role he was Vice President of Sales and Account Management in the Travel Management Services Division. Mr. Henderson holds a Bachelor of Science degree in Business Administration from Northern Arizona University.

Denise L. Jackson, age 45, joined the Company as General Counsel and Vice President of Administration in October 2000. Ms. Jackson is responsible for the legal, corporate governance, executive compensation, risk management and government affairs functions of the Company. She was appointed the Company’s Secretary in May 2003 and Senior Vice President in November 2004. From 1995 to September 2000, Ms. Jackson worked for The Mills Corporation serving as Vice President and Senior Counsel from 1998 to 2000. She holds a Juris Doctorate degree from the University of Arizona, a Master of Public Health from The George Washington University and a Bachelor of Science in Liberal Studies from the University of Arizona. Ms. Jackson is licensed as an attorney in California, the District of Columbia, Arizona and New York.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date regarding (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the named executive officers and (iv) all executive officers and directors as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

Beneficial ownership includes shares for which a person, directly or indirectly, has or shares voting or investment power, or both, and also includes options and warrants which are exercisable within 60 days following the Record Date.

Name	Number of Shares Beneficially Owned	Percent of Class
Artisan Partners Holdings LP(1)	3,988,240	12.22%
BlackRock, Inc.(2)	2,733,284	8.38%
EdgePoint Investment Management Inc.(3)	2,313,100	7.09%
Wells Fargo and Company(4)	1,900,824	5.83%
MAK Capital One LLC(5)	1,829,032	5.61%
Susan R. Nowakowski(6)	720,552	2.21%
Denise L. Jackson(7)	176,930	*
Andrew M. Stern(8)	104,604	*
Douglas D. Wheat(9)	78,146	*
R. Jeffrey Harris(10)	50,604	*
Paul E. Weaver(11)	50,103	*
Ralph Henderson(12)	41,138	*
Hala G. Moddelmog(13)	22,012	*
Michael M.E. Johns(14)	13,741	*
Bary G. Bailey(15)	8,300	*
All directors, director nominees and executive officers as a group	1,266,130	3.88%

*	Less than 1%.

(1)

Artisan Partners Limited Partnership’s address is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. Ownership amount based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2010; of the 3,988,240 shares beneficially owned, Artisan Partners Limited Partnership reported shared voting power as to 3,647,140 shares.

(2)	BlackRock’s address is 40 East 52nd Street, New York, NY 10022. Ownership amount based on information contained in a Schedule 13G filed with the SEC on January 29, 2010.

(3)

EdgePoint Investment Management’s address is 1000 Yonge Street, Suite 200, Toronto, Ontario M4W 2K2, Canada. Ownership amount based on information contained in a Schedule 13G filed with the SEC on February 11, 2010.

(4)

Wells Fargo and Company’s address is 420 Montgomery Street, San Francisco, CA 94104. Ownership amount based on information contained in a Schedule 13G filed with the SEC on January 20, 2010; of the 1,900,824 shares beneficially owned, Wells Fargo reported sole voting power as to 1,230,685 shares.

(5)	MAK Capital One LLC’s address is 590 Madison Avenue, 9th Floor, New York, New York 10022. Ownership amount based on information contained in a Schedule 13G filed with the SEC on February 16, 2010.

(6)

Includes 8,300 shares owned directly by Ms. Nowakowski and equity awards for 712,252 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(7)

Includes 7,286 shares owned directly by Ms. Jackson and equity awards for 169,644 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(8)

Includes 1,500 shares owned directly by Mr. Stern and equity awards for 103,104 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(9)

Includes 20,042 shares owned directly by Mr. Wheat and equity awards for 58,104 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(10)

Includes 2,500 shares owned directly by Mr. Harris and equity awards for 48,104 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(11)

Includes 17,000 shares owned directly by Mr. Weaver and equity awards for 33,103 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(12)	Represents Mr. Henderson’s equity awards for 41,138 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(13)	Represents Ms. Moddelmog’s equity awards for 22,012 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(14)	Represents Dr. Johns’ equity awards for 13,741 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(15)	Represents 8,300 shares owned directly by Mr. Bailey.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC rules to furnish the Company with copies of Section 16(a) forms they file.

The Company believes that all of its directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them in 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Summary

The Compensation and Stock Plan Committee of the Board of Directors (the “Committee”) is responsible for setting the compensation of our executive officers, named in the Summary Compensation Table on page 25, and senior officers that directly report to the Chief Executive Officer (“CEO”). The components of compensation for these officers consist of an annual base salary, cash incentives, equity incentives, severance arrangements and benefit plans.

Compensation Objectives

Our compensation program is designed to support our growth strategy of expanding our leadership position within the healthcare staffing and management services sector. The key components of our growth strategy include strengthening our relationships with hospital and healthcare facilities, expanding our network of qualified healthcare professionals, leveraging our business model to increase productivity, expanding service offerings through new staffing management solutions and technology tools, capitalizing on strategic acquisition opportunities and attracting and retaining a strong management team to optimize our business model and execute our growth strategy.

We use a combination of cash and equity to support our objective of attracting and retaining a highly qualified management team. Specifically, we use this combination to provide strong incentives for management to achieve the Company’s strategic and financial objectives by making a substantial amount of short and long term compensation dependent on Company performance. The cash incentive program and equity, together, encourage innovation to build the Company for the future while still retaining profitability today.

We believe this structure provides the right balance of risk and reward as the equity program does not encourage unnecessary or excessive risk that threatens the long term value of the company. The Committee’s consideration of the extent to which risks arise from its compensation policies is described above in the Corporate Governance Risk Management section.

Benchmarking

To understand the Company’s position within the marketplace for management talent and to assist it in making compensation decisions that will help us attract and retain a strong management team, the Committee reviews national compensation survey data, peer financial performance and compensation information, the Company’s financial performance both against its internal financial targets and its designated peer group, and internal compensation comparability among senior executives. We use a peer group comprised of companies from the commercial recruitment and staffing sector, the healthcare staffing and management services industry, and the broader healthcare service industry, many of which like the Company are in both the S&P SmallCap 600 index and the S&P Composite 1500 Index. In September 2009, the Committee reviewed our peer group to determine if there had been any substantial changes with the Company’s peers over the past year. Based on this review, the Committee determined that it would maintain the same peer group that the Company used in 2008, with the exception of Gevity HR, Inc., which was acquired in 2009 and is no longer a public company.

Our peer group ranges from $645 million to $2.4 billion in revenues, from ($236) million to $154 million in net income, and from $116 million to $1.6 billion in market cap (measured at fiscal year end 2008). The group consists of the following companies: Administaff, Inc., Amedisys, Inc., CDI Corp., Cross Country Healthcare, Inc., Emergency Medical Services, Inc., Gentiva Health Services, Inc., Healthways, Inc., Heidrick & Struggles International, Inc., Inventiv Health, Inc., KForce, Inc., Korn Ferry International, Maximus, Inc., MPS Group, Inc., Mednax, Inc., Psychiatric Solutions, Inc., Rehab Group, Inc., Spherion Corp. and TrueBlue, Inc.

The Committee believes benchmarking for external comparability is important in supporting the Company’s growth strategy component of attracting and retaining strong management, and the Committee strives to pay at levels close to the benchmarks when it believes performance, experience and other factors support it.

Compensation Elements

Our direct compensation program for officers consists of four main components: (1) base salary; (2) a cash incentive performance bonus; (3) equity incentives; and (4) retirement, health plans and other compensation arrangements, including participation in a non-qualified deferred compensation excess savings plan and severance arrangements. The program uses a combination of cash and equity to support our management attraction and retention objectives. It is also designed to provide strong incentives for management to achieve the Company’s strategic and financial objectives by making a substantial amount of compensation dependent upon Company performance. Cash incentives under our Bonus Plan are intended to focus management on our short term financial goals for the current year, and, to a lesser extent, financial goals for the following year, insofar as budgeting and spending in the latter part of the year will impact the following year. Equity incentives under our Equity Plan are intended to promote a longer term growth perspective.

Compensation Program Components

Base salary

In setting base salaries, the Committee considers a number of factors, including the Company’s performance, individual performance, responsibility, experience and the recommendations of the CEO for those who report to her. Company performance is considered in relation to annual internal objectives and the healthcare staffing industry performance and peer benchmarking data. The CEO’s recommendations are based on the same factors as those considered by the Committee, and are especially insightful with respect to individual performance and responsibility levels. The Committee considers these factors in the context of the named executive officer’s total compensation, including bonuses, equity and benefits. It is the Committee’s policy to consider these factors in the context of its benchmarks, which for base salary are a baseline at the 50th percentile with target at the 60th-65th percentiles, if supported by performance, experience and other factors.

The Summary Compensation Table on page 25 reflects the base salary levels for the named executive officers in 2009. As when setting the prior year’s salary levels for the Executive Officers, the Committee considered the factors noted in the previous paragraph for each executive, the Company’s financial performance the prior year against its internal targets and peers, and benchmarking data, as well as the general economic conditions and industry outlook. Based primarily on the general economic conditions that were negatively impacting the Company’s performance, the Committee, consistent with 2008, did not increase annual base salary for any of the named executive officers at the start of 2009, maintaining their salaries at the 2007 level.

In addition, in April 2009, the base salary pay of all officers, along with all Company employees, was reduced to reflect the economic conditions negatively affecting the financial performance of the Company. Each of the officers’ pay was decreased 10%, except for the General Counsel whose salary was decreased 7% at that time. In addition, the CEO, General Counsel and President of Nurse and Allied Staffing were required to take two weeks’ unpaid time off during the 2009 calendar year. Effective August 1, 2009, the General Counsel received a base pay adjustment increasing her salary 19.7%, to bring her base salary from approximately the 30th percentile to approximately the 40th percentile as compared to that position at our peer companies, which is closer to our target and to the percentile compared to peers paid to the CFO and President, Nurse and Allied Staffing. These adjustments to the Executive Officers’ base salary, including the unpaid time off, are reflected in the Summary Compensation Table on page 25.

Mr. Bailey, the Company’s CFO, was hired in July 2009, at an annual salary of $360,000. This figure was set based on the position’s pay at the 50th percentile of our peer companies and to be competitive in order to recruit Mr. Bailey to join the Company. He also received a sign-on bonus of $100,000, payable in September 2009, but subject to repayment to the Company were he not to remain employed for at least twelve months.

In December 2009, the Committee reviewed salary levels for the named executive officers. The Committee considered the benchmarking data, the CEO’s recommendations, the independent consultant Frederic W. Cook & Co.’s input, the Company’s performance and the economic outlook. Given the economic outlook and the Company’s stock performance, the Committee again decided not to raise salaries for these officers for 2010, keeping them at the levels that had been set in 2009, including the 10% base pay reduction for the CEO and President of Nurse and Allied Staffing. The Committee determined these considerations outweighed laudable individual performances, and the risk that salary levels may not be within the targeted percentiles. However, the Committee considered individual performances, its stated philosophy regarding total cash compensation and the peer compensation comparisons in awarding the 2009 discretionary cash incentives described below.

Cash incentive performance bonus

Our cash incentives are paid under the Bonus Plan, which incorporates the Company’s targeted financial objectives. Our Bonus Plan is intended to provide a strong incentive for our officers to achieve these financial objectives, and reflects the Committee’s belief that a significant portion of the compensation of each officer should be dependent on the financial performance of the Company.

Although certain details of the Bonus Plan change from year to year based upon the Committee’s focus, the general structure of the Bonus Plan is derived from a few key elements. Specific financial goals are chosen by the Committee by reference to the Company’s operating plan. The metrics typically include such financial measures as revenue, “EPS” (diluted earnings per share), or “Adjusted EBITDA”1 (net income plus interest expense (net of interest income), income taxes, depreciation, amortization and non-cash stock-based compensation expense). The Committee sets a “target” level and weight for each metric that corresponds to the level of achievement that is required in order to trigger a full, or “100%” bonus for executives. Each executive’s “100%” bonus level is a percentage of the executive’s salary as set by the Committee. The Committee also establishes a range around the targets such that bonuses can be achieved at various levels below or above the target levels for each metric, typically starting at a minimum performance level of 80-90% of the target amounts and ending at a maximum performance level of 110-120% of the target amounts. Thus executives can earn less than their target bonus if they achieve at least the minimum but less than target level of performance, and can earn more than their target bonus if they achieve performance levels higher than the target amounts.

Each executive’s target, or 100% bonus level (expressed as a percentage of salary), is set by the Committee based upon consideration of benchmarking data for comparable positions, the recommendations of the CEO (except with respect to her percentage), individual performance, responsibility and experience, and the amount of the potential bonus under various performance scenarios. As with base salary, these factors are considered in the context of each executive’s total compensation package and internal comparability.

The Committee has the power to amend the Bonus Plan at any time and may amend any outstanding award granted under the Bonus Plan. However, the Committee may not adopt any amendment without the approval of the Company’s stockholders if the effect of such amendment would affect the tax deduction of those bonus payments. Our Bonus Plan complies with Section 162(m) of the Internal Revenue Code and was reapproved by our stockholders in 2008.

2009 – General

In early 2009 when the Committee met to finalize metrics and target levels for the year, it decided to do so only with respect to the first half of the year. It elected to defer setting metrics and target levels for the second half of the year until the first half of the year was concluded. The Committee made this decision because it lacked visibility with respect to the Company’s expected 2009 performance due to the negative impact of the general economic environment on the Company’s business. This structure reserved the Committee’s ability to adjust targets and target levels at mid-year in order to ensure payouts were not beyond what was appropriate if business conditions markedly improved, and that the Bonus Plan continued to act as a realistic incentive if business conditions deteriorated. It should be noted that as a result of this structure, one-half of each executive’s bonus potential for 2009 relates to performance in the first half of the year, and one-half relates to performance in the second half of the year. The results of the program for our named executive officers are thus set forth below separately for each half of 2009.

[1]	Adjusted EBITDA Reconciliation and Supplemental Financial and Operating Data can be found in the Company’s press release reporting fourth quarter and year end 2009 results, issued March 4, 2010.

Early in 2009, the Committee also reviewed the 100% bonus level for each officer, which, as explained above, is expressed as a percentage of salary. As a result of this review, the Committee increased the CEO’s target percentage from 55% of salary to 75% of salary, the President of Nurse and Allied Staffing’s target percentage from 50% to 60% of salary, and the General Counsel’s target percentage from 50% to 55% of salary. These changes were made to address competitive shortfalls in terms of both incentive compensation and total cash compensation based on the benchmarking data and advice from our compensation consultant, and to achieve better alignment with the Committee’s target cash compensation for the named executive officers. Note, however, the Committee set payouts based on financial metrics for the first half of the year at 85% of whatever the executive would otherwise have earned under the Plan at any level of performance; for the second half of the year, the Committee added a component based on non-financial measures. The Committee made these adjustments to recognize the difficult economic environment and its potential effects on the Company’s performance. Also note that the salary levels used to calculate 2009 bonuses are the salary levels as in effect at the beginning of 2009, prior to the adjustments discussed above under “Base Salary,” or $675,000 for the CEO, $310,000 for the General Counsel and $350,000 for the President of Nurse and Allied Staffing.

2009 – First Half

The Committee determined that the Bonus Plan metrics for the first half of 2009 would be revenue, EPS and Adjusted EBITDA. The Committee chose revenue to provide an incentive to drive top line growth as well as total shareholder return and profitability. The Committee chose Adjusted EBITDA because it is the measure management uses to focus the Company on profitability, it is an objective measure of management’s performance, and it excludes items over which management has less control, such as amortization and taxes. We chose EPS because it is closely correlated with share price and, therefore, with shareholder returns. The target levels for each metric were set with reference to the Company’s operating plan for the first half of the year. The weighting of the metrics were such that, for the CEO, CFO and General Counsel, 20% of their potential bonus was based on Company revenue results, 40% was based on Adjusted EBITDA and 40% was based on EPS. For the President of Nurse and Allied Staffing, 30% was based on Company results (with the same Revenue-EBITDA-EPS split of 20-40-40), and 70% on Nurse and Allied Staffing results (with 30% based on division revenue and 70% on division Adjusted EBITDA). As set forth above, the Committee also set payout levels at 85% of what each executive would otherwise have earned at any performance level.

The Committee set a minimum performance threshold of 90% of target consolidated revenue, 80% of target consolidated Adjusted EBITDA and 80% of target consolidated EPS to attain a bonus with respect to each consolidated metric. The bonus range reached a maximum payout at twice the payout at target if the Company’s financial performance was 120% of target revenue and Adjusted EBITDA and 110% of target EPS. Mr. Henderson also had minimum performance levels of 90% of divisional revenue and 80% of divisional Adjusted EBITDA with respect to that portion of his bonus dependent upon the results of the Nurse and Allied Staffing division. This performance range was wider than the range used in 2008 in order to address the lack of visibility with respect to 2009 performance, and the potential for a narrow range to create a disincentive in such an environment. The wider range was also based on advice from our compensation consultant regarding appropriate payout thresholds and ranges, and the wider range was counterbalanced by setting the payout level at 85%.

The summary charts set out immediately below for Ms. Nowakowski, Ms. Jackson and Mr. Henderson show the potential bonuses these named executive officers could have earned at various levels of revenue, Adjusted EBITDA and EPS for the first half of 2009.2 The bold-faced rows show what was actually earned. Note the dollar amounts, and the “Bonus as a percentage of salary” column, take into the account the division of the year’s bonus potential into two halves and the 85% payout level adjustment for the first half of 2009. For example, to calculate Ms. Nowakowski’s bonus potential for the first half of 2009 at the 100% target level of performance for all three metrics, one must take one-half of her full-year bonus potential of 75% of salary, which would be 37.5%, and multiply it by .85, resulting in a potential of 31.9% (rounded) of salary at target performance.

[2]	The outgoing CFO, Mr. Dreyer, did not receive a bonus for the first half of 2009 as he was not employed by the Company for the full year in accordance with the Bonus Plan.

As shown in the summary charts for Ms. Nowakowski and Ms. Jackson, the Company did not achieve the revenue or EPS minimum performance levels for the first half of 2009. It did, however, exceed the Adjusted EBITDA minimum performance threshold with 94% of the target amount. As shown on the summary chart for Mr. Henderson, the Nurse and Allied Staffing Division did not meet its minimum performance levels for revenue and Adjusted EBITDA for the first half of 2009. As a result, Ms. Nowakowski earned $60,244, Ms. Jackson earned $20,290, and Mr. Henderson earned $7,497 with respect to first half 2009 results. It should be noted that as a retention incentive, under the terms of the Bonus Plan, such amounts would not be paid unless the executive stayed with the Company for the entire year.

First Six Months of 2009 Potential Cash Bonus Incentives Summary Charts

Susan Nowakowski, President and CEO

% of Target Adjusted EBITDA	Adjusted EBITDA (thousands)	EBITDA Bonus Amount	Diluted EPS Target	EPS Bonus Amount	Revenue Target (thousands)	Revenue Bonus Amount	Total Eligible Bonus	Bonus as % of Annual Salary	% of Target Bonus
120%	$43,702	$172,125	$0.403	$172,125	$564,135	$86,063	$430,313	63.8%	200%
110%	$40,060	$129,094	$0.370	$129,094	$538,492	$64,547	$322,734	47.8%	150%
100%	$36,418	$86,063	$0.336	$86,063	$512,850	$43,031	$215,156	31.9%	100%
94%	$34,233	$60,244	$0.316	$60,244	$497,465	$30,122	$150,609	22.3%	70%
90%	$32,776	$43,031	$0.302	$43,031	$487,208	$21,516	$107,578	15.9%	50%
80%	$29,134	$—	<$0.269	$—	<$461,565	$—

TOTAL FIRST HALF BONUS EARNED: $60,244

Denise Jackson, General Counsel

% of Target Adjusted EBITDA	Adjusted EBITDA (thousands)	EBITDA Bonus Amount	Diluted EPS Target	EPS Bonus Amount	Revenue Target (thousands)	Revenue Bonus Amount	Total Eligible Bonus	Bonus as % of Annual Salary	% of Target Bonus
120%	$43,702	$57,970	$0.403	$57,970	$564,135	$28,985	$144,925	46.8%	200%
110%	$40,060	$43,478	$0.370	$43,478	$538,492	$21,739	$108,694	35.1%	150%
100%	$36,418	$28,985	$0.336	$28,985	$512,850	$14,493	$72,463	23.4%	100%
94%	$34,233	$20,290	$0.316	$20,290	$497,465	$10,145	$50,724	16.4%	70%
90%	$32,776	$14,493	$0.302	$14,493	$487,208	$7,246	$36,231	11.7%	50%
80%	$29,134	$—	<$0.269	$—	<$461,565	$—

TOTAL FIRST HALF BONUS EARNED: $20,290

Ralph Henderson, President Nurse and Allied Staffing

Financial Metrics Bonus – Consolidated							Financial Metrics Bonus - Division				Total Bonus
% of Target Adjusted EBITDA	Adjusted EBITDA (thousands)	EBITDA Bonus Amount	Diluted EPS Target	EPS Bonus Amount	Revenue Target (thousands)	Revenue Bonus Amount	Revenue Target (thousands)	Revenue Bonus Amount	Adjusted EBITDA (thousands)	Adjusted EBITDA Bonus Amount	Total Eligible Bonus	Bonus as % of Annual Salary	% of Target Bonus
120%	$43,702	$21,420	$0.408	$21,420	$564,135	$10,710	$367,374	$37,485	$26,143	$87,465	$178,500	51.0%	200%
110%	$40,060	$16,065	$0.374	$16,065	$538,492	$8,033	$350,675	$28,114	$23,965	$65,599	$133,875	38.3%	150%
100%	$36,418	$10,710	$0.340	$10,710	$512,850	$5,355	$333,976	$18,743	$21,786	$43,733	$89,250	25.5%	100%
94%	$34,233	$7,497	$0.320	$7,497	$497,465	$3,749	$323,957	$13,120	$20,479	$30,613	$62,475	17.9%	70%
90%	$32,776	$5,355	$0.306	$5,355	$487,208	$2,678	$317,277	$9,371	$19,607	$21,866	$44,625	12.8%	50%
80%	$29,134	$—	<$0.272	$—	<$461,565	$—	<$300,578	$—	<$17,429	$—	$—	0.0%	0%

TOTAL FIRST HALF BONUS EARNED: $7,497

In the charts above, performance at 100% (which is the “target”) for each metric generates a bonus that is 100% of the target bonus for that metric. Performance at 120% of target Revenue and Adjusted EBITDA, respectively, generates a bonus that is 200% of the target bonus for revenue and Adjusted EBITDA, and performance at 110% of target EPS generates a bonus that is 200% of the target bonus for EPS. Potential bonuses between 90% and 120% are shown in the charts. Not all performance levels between the 90% and 100%, and 100% and 120% levels, are depicted in the charts; bonus payments are determined for those points in between at 1% increments to correspond to performance levels.

2009 – Second Half

After the conclusion of the first half of 2009, the Committee determined that the financial metrics for the second half would continue to be revenue, EPS and Adjusted EBITDA, for the reasons set forth above. The Committee set the target levels for each metric with reference to the operating plan for the second half of the year, and the relative weights given to each metric remained the same at the consolidated and divisional level. However, the Committee decided to assign only half of the second half bonus potential to performance related to the financial metrics, in effect applying a 50% payout adjustment to the second half financial metric calculation rather than an 85% adjustment as in the first half. The Committee assigned the other half of the bonus potential to the discretion of the Committee. Factors the Committee would consider with respect to the discretionary half of the bonus potential included performance of the Company relative to its peers and demonstrated individual leadership based on the Company’s established executive leadership competencies. The Committee reduced the impact of the financial metrics and added the discretionary component in order to give it flexibility to withhold bonus dollars in the case where financial targets were achieved but relative performance was unfavorable. This structure also gave the Committee flexibility to recognize important individual performance for leadership and quality of execution in a very challenging economic environment.

The Committee also narrowed the range of bonus potential with respect to financial metrics for the second half by increasing the minimum thresholds for Adjusted EBIDTA and EPS from 80% of target to 90% of target. The increase in the minimum threshold for Adjusted EBITDA was applied to both consolidated and divisional measures. The minimum threshold for revenue was continued at 90% of target for both the consolidated and divisional measures. The Committee narrowed the range of bonus potential because it felt that no bonuses would be justified below the performance levels represented by 90% of the financial targets.

The summary charts below for the second half of 2009 set out for Ms. Nowakowski, Mr. Bailey, Ms. Jackson, and Mr. Henderson the potential bonuses these executive officers could have earned based on the various levels of performance. The dollar amounts take into account the division of the year’s bonus potential into two halves, and the division of the second half potential into a financial metric half and a discretionary half. For example, to calculate Ms. Nowakowski’s potential for the second half at the 100% payout level, one must take one-half of her full-year bonus potential of 75% of salary, which would be 37.5%, and then split that in two for an 18.5% of salary potential related to achievement of the financial metric goals (shown on the charts) and 18.5% of salary potential related to discretionary items. The target bonus for each executive, at 100% achievement of the financial goals, and maximum discretionary bonus, are shaded.

It should be noted that Mr. Bailey joined the Company as CFO in July of 2009, and the terms of his bonus potential were set in his July 2009 offer letter. These terms included a target annualized bonus of 60% of his base salary should the Company achieve 100% of its second half 2009 target performance; a maximum annualized bonus of up to 120% of base salary at 110% of target performance; and no bonus should the Company not reach the minimum thresholds. His 2009 bonus payout is prorated for the number of days employed by the Company in 2009. As with the other executive officers, half of Mr. Bailey’s bonus was tied to the financial metrics identified above, and half was discretionary.

As shown, the Company achieved the minimum performance threshold for revenue and Adjusted EBITDA, but not for EPS for the second half of 2009, with actual results shown in bold-faced text. Based on the

Company’s achievement of the revenue and Adjusted EBITDA performance levels shown in the chart Ms. Nowakowski earned $49,360; Mr. Bailey earned $18,954, which was pro-rated to reflect his start date in July; and Ms. Jackson earned $16,624. As depicted below, Mr. Henderson’s second half financial bonus was $43,812, based on the consolidated revenue and EBITDA results, and the Nurse and Allied Staffing division reaching the threshold performance for revenue and EBITDA. As noted above, each of the officers was eligible for a discretionary bonus for the 2nd half of the year ranging from $0 to half of their 2nd half total bonus maximum. The actual discretionary bonuses awarded ranged from 38% to 67% of the executives’ potential discretionary bonus, with Ms. Nowakowski receiving $63,000, Mr. Bailey $30,000, Ms. Jackson $28,000, and Mr. Henderson $20,000, which amounts are also shown below the second half financial performance charts. The Committee withheld from 33% to 62% of the potential discretionary bonuses because of the Company’s unfavorable relative performance.

Second Six Months of 2009 Potential Cash Bonus Incentives Summary Charts

Susan Nowakowski, President and CEO

Financial Metrics Bonus							Total Bonus
% of Target Adjusted EBITDA	Adjusted EBITDA (thousands)	Bonus Amount	Diluted EPS Target	EPS Bonus Amount	Revenue Target (thousands)	Revenue Bonus Amount	Total Eligible Bonus (incl. maximum discretionary)
120%	$26,760	$101,250	$0.168	$101,250	$360,470	$50,625	$379,688
100%	$22,300	$50,625	$0.140	$50,625	$327,700	$25,313	$253,125
95%	$21,185	$37,969	$0.133	$37,969	$319,508	$18,984	$221,484
			<$0.126	$—	$309,677	$11,391	$137,953
					$294,930	$—	$126,563

2ND HALF BONUS (FINANCIAL):	$49,360
2ND HALF BONUS (DISCRETIONARY):	$63,000
2ND HALF BONUS TOTAL:	$112,360
1ST HALF BONUS:	$60,244

TOTAL 2009 BONUS:	$172,604

Bary Bailey, CFO

Financial Metrics Bonus							Total Bonus
% of Target Adjusted EBITDA	Adjusted EBITDA (thousands)	Bonus Amount	Diluted EPS Target	EPS Bonus Amount	Revenue Target (thousands)	Revenue Bonus Amount	Total Eligible Bonus (incl. maximum discretionary)
120%	$26,760	$43,200	$0.168	$43,200	$360,470	$21,600	$162,000
100%	$22,300	$21,600	$0.140	$21,600	$327,700	$10,800	$108,000
95%	$21,185	$16,200	$0.133	$16,200	$319,508	$8,100	$94,500
			<$0.126	$—	$309,677	$4,860	$58,860
					$294,930	$—	$54,000

2ND HALF BONUS (FINANCIAL) (pro-rated):	$18,954
2ND HALF BONUS (DISCRETIONARY):	$30,000

TOTAL 2009 BONUS:	$48,954

Denise Jackson, General Counsel

Financial Metrics Bonus							Total Bonus
% of Target Adjusted EBITDA	Adjusted EBITDA (thousands)	Bonus Amount	Diluted EPS Target	EPS Bonus Amount	Revenue Target (thousands)	Revenue Bonus Amount	Total Eligible Bonus (incl. maximum discretionary)
120%	$26,760	$34,100	$0.168	$34,100	$360,470	$17,050	$127,875
100%	$22,300	$17,050	$0.140	$17,050	$327,700	$8,525	$85,250
95%	$21,185	$12,788	$0.133	$12,788	$319,508	$6,394	$74,594
90%	$20,070	$8,525	$0.126	$8,525	$311,315	$4,263	$63,938
			<$0.126	$—	$309,677	$3,836	$46,461
					$294,930	$—	$42,625

2ND HALF BONUS (FINANCIAL):	$16,624
2ND HALF BONUS (DISCRETIONARY):	$28,000
2ND HALF BONUS TOTAL:	$44,624
1ST HALF BONUS:	$20,290

TOTAL 2009 BONUS:	$64,914

Ralph Henderson, President Nurse and Allied Staffing

Financial Metrics Bonus - Consolidated							Financial Metrics Bonus – Division				Total Bonus
% of Target Adjusted EBITDA	Adjusted EBITDA (thousands)	Bonus Amount	Diluted EPS Target	EPS Bonus Amount	Revenue Target (thousands)	Revenue Bonus Amount	Revenue Target (thousands)	Revenue Bonus Amount	Adjusted EBITDA (thousands)	Adjusted EBITDA Bonus Amount	Total Eligible Bonus (incl. maximum discretionary)
120%	$26,760	$12,600	$0.168	$12,600	$360,470	$6,300	$173,710	$22,050	$5,725	$51,450	$157,500
102%	$22,746	$6,930	$0.143	$6,930	$330,977	$3,465	$159,497	$12,128	$4,866	$28,298	$110,250
100%	$22,300	$6,300	$0.140	$6,300	$327,700	$3,150	$157,918	$11,025	$4,771	$25,725	$105,000
97%	$21,631	$5,355	$0.136	$5,355	$322,785	$2,678	$155,549	$9,371	$4,628	$21,866	$97,125
95%	$21,185	$4,725	$0.133	$4,725	$319,508	$2,363	$153,970	$8,269	$4,532	$19,294	$91,875
90%	$20,070	$3,150	$0.126	$3,150	$311,315	$1,575	$150,022	$5,513	$4,294	$12,863	$78,750
			<$0.126	$—	$309,677	$1,418	$149,233	$4,961	<$4.294	$—	$58,879
					<$294,930	$—	$142,126	$—			$52,500

2ND HALF BONUS (FINANCIAL):	$43,812
2ND HALF BONUS (DISCRETIONARY):	$20,000
2ND HALF BONUS TOTAL:	$63,812
1ST HALF BONUS:	$7,497

TOTAL 2009 BONUS:	$71,309

2009 – Aggregate

The total incentive bonus compensation earned by each of the executives for 2009, in dollars and as a percentage of their respective target bonus compensation was as follows: Ms. Nowakowski, $172,604 (34%); Mr. Bailey, $48,954 (45%); Ms Jackson, $64,914 (38%); and Mr. Henderson, $71,309 (34%). The Committee aims for total cash compensation (salary and bonus) to be at around the 65th percentile of our peer group if the Company achieves the target performance levels. The total cash compensation for its named executive officers is below the Committee’s stated philosophy based on peer data.

The actual bonuses earned for 2009, based on the Company’s 2009 financial performance and Committee discretion, payable to the named executive officers are shown below the Second Six Months charts, in bold-faced text. The actual bonuses, including the first half of 2009 and the second half including both financial and discretionary components, are also reflected in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

2010

For 2010, the Committee retained a bonus structure utilizing financial metrics and a discretionary component. The financial metrics are Adjusted EBITDA and revenue, with minimum thresholds for Adjusted EBITDA and EPS that must be met in order for the bonuses to be funded. The Committee retained a discretionary component to provide it with flexibility to distinguish among individual performers based on demonstrated leadership and the quality of decision making and execution of the Company’s strategic plans. The Committee also believes the discretionary component is useful with respect to monitoring the Company’s performance relative to its peers. The CEO, CFO and General Counsel’s bonuses are based 80% on consolidated results (half on Adjusted EBITDA and half on Revenue) and 20% on non-financial metrics. For the President of Nurse and Allied Staffing, his bonus is based 40% on the same consolidated results, 40% on Nurse and Staffing division Adjusted EBITDA and Revenue, and 20% on non-financial metrics.

Equity Incentives

We grant equity awards, with various vesting parameters, to named executive officers and key employees in order to incentivize management to have a longer term perspective in supporting our growth strategy and to meet our financial objectives on a sustained basis. We believe that management’s success in executing the growth strategy and consistently meeting our financial objectives will provide longer-term returns to our shareholders.

The Committee considered a number of factors in determining awards under the Equity Plan in 2009 to the named executive officers, including the recommendation of the CEO (except with respect to her grant), the Company’s performance, information obtained from Frederic W. Cook & Co., the individual’s performance and responsibility, and with regard to Mr. Bailey, market incentives to recruit him to the Company. These factors were considered in the context of each officer’s total compensation and internal comparability. These factors were also considered in the context of our benchmark for equity grants. In late 2008, the Committee revised its benchmark to the 50th to 75th percentile (from its previous aim at the 75th percentile) measured by value, in order to ensure the program remains sustainable from a shareholder dilution standpoint, to reflect updated benchmarking data and the level of grants actually awarded to named executive officers. We generally strive to grant at levels close to the benchmark when performance, experience and other factors support it.

The equity awards granted in 2009, including grant size and components, were designed based on information received from Frederic W. Cook & Co. and included both restricted stock units (“RSUs”) and stock appreciation rights (“SARs”). The Committee granted SARs, rather than other appreciation-based equity such as options, because SARs are less dilutive to our stockholders. The Committee elected to award RSUs rather than other full value stock awards such as restricted stock after consideration of the tax impact on employees and administrative factors. The equity awards to our executive officers were more heavily weighted with RSUs because the Committee desired to encourage stock ownership and attention to the long term performance of the Company, and because RSUs are less dilutive than SARs. We believe this equity program structure balances risk and reward by discouraging excessive risk which could threaten the long term value of our Company, but at the same time encourages innovation to build the Company value in the short and long term. We believe the nature of RSUs and the cliff vesting structure utilized by the Company and explained below supports these objectives.

Our SAR awards entitle the holder to receive, upon exercise after the end of the vesting period, shares of the Company’s common stock equal in value to the difference between the exercise price of the SAR, which is set at the date of grant, and the Fair Market Value (as defined in the Equity Plan) of the Company’s common stock on the date of exercise. The SARs vest ratably over a three-year period, with one third of the awards vesting annually. SARs, similar to stock options, focus management’s attention on our stock price and the creation of both short-term and long-term value.

The RSUs are full value awards and entitle the holder to receive, at the end of the vesting period or a later date if previously elected under the Company’s Deferred Compensation Plan, a specified number of shares of our common stock. Generally, the RSUs vest at the end of three years; however, one-third of the awards may vest on each of the first and second anniversary dates if the Adjusted EBITDA targets under the annual operating plan for that particular year are met. The accelerated performance vesting feature is intended to focus management on achieving our short-term financial objectives along with long-term stock appreciation. The accelerated vesting feature of the 2007, 2008 and 2009 RSU grants has not been triggered because the Company did not achieve the 2008 or 2009 Adjusted EBITDA targets established under the Company’s annual operating plan. See discussion above under Bonus Plan for information about the 2009 Adjusted EBITDA target.

In addition to the key employee equity awards made in January 2009, the Board approved a special RSU grant to all company employees, including executive officers with the exception of the Chief Executive Officer who declined receiving such a grant, in April 2009. The grant of restricted stock units vesting ratably over three years was intended to compensate and incent employees during the uniquely difficult economic period when all employees received a base compensation decrease, the initial reduction and then suspension of the match under the Company’s 401(k) plan and, for some employees, also a reduction in hours and furloughs.

On July 20, 2009, the Company granted the newly hired CFO an employment inducement equity grant consisting of a base inducement equity grant for 2009 valued at $540,000 (1.5 times his base salary) made up of 60% RSUs and 40% SARs, and a sign-on bonus inducement equity grant valued at $360,000 (1 time base salary) made up of 100% SARS, for a total grant of 47,929 RSUs and 219,834 SARs at the fair market value as of July 20, 2009, which was determined in the same manner as equity awards made under the Company’s Equity Plan. This award was not made under the Company’s Equity Plan, but rather as employment inducement grant in accordance with the rules of the New York Stock Exchange. However, the key terms and conditions of the grant are the same as equity awards made under the Company’s Equity Plan.

The amount of and further detail regarding the terms of the RSUs and SARs granted to the named executive officers in 2009 are described in the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year End tables on pages 27 and 29, respectively.

In December 2009, the Company’s shareholders approved an Equity Exchange Program, permitting eligible employees to exchange certain out of the money stock options and SARs with exercise prices greater than or equal to $14.50 per share, for a reduced number of RSUs. Our named executive officers and directors were not permitted to participate in the exchange. 800,000 of the shares surrendered in the exchange program automatically returned to the pool of shares available for grant under the Equity Plan. In addition, an aggregate of 145,049 Replacement RSUs were granted on December 10, 2009, and vest on the later of: the first anniversary of the replacement grant date or, in the case of surrendered SARs with a later vesting date, on the original vesting date of the surrendered SARS.

In February 2010, the Company granted equity awards to its executive officers at value levels (calculated under the same formula the Company has utilized for the past several years) that were intended to be substantially consistent with our 2009 grants. The aggregate value of shares granted under the Equity Plan in the February 2010 annual grant to key employees, including executive officers, was consistent with the aggregate value of shares granted under the Equity Plan in 2009. For the executive officers, the Committee used the same structure as in 2009, with 60% RSUs (with three-year cliff vesting, and the potential for 1/3 to vest on the first and second anniversary if payout thresholds are hit) and 40% SARs. In addition to the annual grant, the Committee awarded the General Counsel and President of Nurse and Allied Staffing a retention grant in February 2010 in the form of RSUs. These awards were based on the following considerations: (1) their individual performance in specific areas during 2009, (2) to make their overall pay more competitive with our peer companies and our CFO, who was hired during 2009, (3) to align the equity incentives of the executive officers and (4) to further align them with shareholders interests by having additional equity in the Company.

Retirement and Health Plans

We offer all of our employees, including our named executive officers, a 401(k) Savings Plan to which we have in the past offered a matching contribution of 50% up to the first 6% of the total cash compensation contributed to the plan each pay period by the employee up to the statutory cap. Our matching contributions are subject to a graduated vesting schedule. Effective March 1, 2009, we reduced the company match to 25%, and effective June 1, 2009, we suspended the match in light of the Company’s reduced revenues. We offer healthcare insurance and other welfare and employee benefit programs to our named executive officers which are generally the same as those programs provided to all eligible employees. We offer these plans to support our objective of attracting and retaining strong management. We analyze the competitiveness of our welfare and employee benefit programs on an annual basis based on national and regional data. Specifically, in establishing our health plans for 2009, we analyzed data from the 2008 Mercer national survey of employer-sponsored health plans by industry, region and company size. With respect to our 401(k) Plan, we review national survey data for service industries in benchmarking our vesting and matching schedules.

We adopted our 2005 Amended and Restated Executive Nonqualified Excess Plan (“Deferred Compensation Plan”) in order to assist members of our management, including the executive officers, to defer some compensation for tax purposes. The Deferred Compensation Plan was initially adopted because a market review determined that a deferred compensation plan was a prevalent component of executive compensation. The Deferred Compensation Plan is not intended to be tax qualified and is an unfunded plan. Plan participants choose from a menu of deemed investment options. Effective January 1, 2009, we adopted amendments to the Deferred Compensation Plan in order to comply with regulations promulgated by the Internal Revenue Service, which amendments were largely technical in nature. The Deferred Compensation Plan was also amended to allow for participants to make a separate election of deferrals in the amount equal to the excess 401(k) contributions that are returned to “highly compensated” employees (as defined by the Internal Revenue Code) as a result of the Company’s discrimination testing performed on the 401(k) plan. Deferred Compensation Plan participants may defer up to 80% of base salary and up to 100% of bonus and RSU awards. The Company reviewed benchmarking data in establishing the deferred compensation limits. In the past, the Company made discretionary matching contributions to the Deferred Compensation Plan of 50% up to the first 6% of the employee’s cash compensation that vest incrementally so that the employee is fully vested in the match following five years of employment with the Company, with the match coordinated with the Company’s match to the 401(k) Plan such that each plan participant would receive an aggregate total match of 50% of the first 6% of the participant’s cash compensation contributed under the two plans. As with the 401(k) plan match discussed above, the employee match was reduced in March, and suspended altogether in June 2009.

Employment and Severance Agreements

We have entered into an employment agreement with our CEO and have entered into severance agreements with each of our other named executive officers. We entered into these agreements in support of our objectives regarding attraction and retention of strong management. In determining the appropriate severance levels, we considered survey data, external advice and the Committee members’ experience. As fully described in our 2008 Proxy Statement, in February 2008, prior to our 2008 annual shareholder meeting, we approved amendments to these agreements. Upon our CFO, Mr. Dreyer’s separation from the Company in 2009, pursuant to his severance agreement, he received a payment of $548,777, based on his salary and average bonus over the last three years. The terms of these agreements are described in “Termination of Employment and Change in Control Arrangements” on pages 31-35.

Perquisites

The Company generally does not provide its named executive officers with perquisites. In 2007, Mr. Henderson was hired and relocated to the Company’s headquarters, pursuant to which he was granted a relocation bonus upon purchase of a home. In December 2008, the offer letter was amended to reduce his potential relocation bonus and to provide for continuation of a temporary housing allowance of up to $45,445, payable monthly, in the amount of actual rent and conditioned upon continued employment with the Company. All amounts owed under the offer letter have been paid, and these amounts are included in the Summary Compensation Table under “All Other Compensation.”

Compensation and Stock Plan Committee Report

The Compensation and Stock Plan Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion, has recommended that it be included in the Company’s Annual Report on Form 10-K and Proxy Statement.

Compensation and Stock Plan Committee Members

R. Jeffrey Harris

Hala G. Moddelmog

Michael M.E. Johns

Summary Compensation Table

The following table shows, for the three fiscal years ending December 31, 2007, December 31, 2008 and December 31, 2009, the compensation earned or accrued by our named executive officers:

	Year	Salary($)	Bonus($)		Stock Awards($)		Option Awards($)		Non-Equity Incentive Plan Compensation($)	All Other Compensation($)		Total($)
Susan R. Nowakowski	2009	626,971	—		590,381		294,545		172,604	33,455	(5)	1,717,956
PEO(1), President & Chief Executive Officer	2008	680,192	—		1,159,799		272,825		0	28,200		2,141,016
	2007	675,000	—		1,204,860		320,410		269,156	37,954		2,507,381

Bary G. Bailey	2009	159,231	100,000	(3)	314,894		496,083		48,954	58		1,119,220
PFO(2), Chief Financial Officer, Chief Accounting Officer & Treasurer

David C. Dreyer	2009	263,100	—		213,195	(4)	106,362	(4)	0	570,601	(6)	1,153,258
PFO(2), Ex-Chief Financial Officer, Chief Accounting Officer & Treasurer	2008	393,000	—		469,074		141,869		21,755	11,601		1,037,300
	2007	390,000	—		487,298		166,617		141,375	11,585		1,196,875

Ralph Henderson	2009	325,769	—		207,145		95,453		71,309	53,914	(7)	753,590
President, Nursing and Allied Staffing	2008	352,692	—		304,038		91,952		102,510	84,869		936,062
	2007	114,423	75,000		355,593		116,454		175,000	20,783		932,253

Denise L. Jackson	2009	318,710	—		183,474		84,544		64,914	34,507	(8)	686,149
Senior Vice President, General Counsel & Secretary	2008	312,385	—		269,284		81,441		17,292	12,800		693,202
	2007	310,000	—		279,739		95,653		112,375	11,741		809,508

(1)	“PEO” refers to the Company’s principal executive officer. Ms. Nowakowski has served as the Company’s Chief Executive Officer since May 4, 2005 and President since May 2003.

(2)

“PFO” refers to the Company’s principal financial officer. Mr. Dreyer served as the Company’s Chief Financial Officer and Chief Accounting Officer from September 2004 through August 2009. Mr. Bailey was appointed Chief Financial Officer, Chief Accounting Officer and Treasurer effective August 10, 2009.

(3)	This amount represents a sign-on bonus Mr. Bailey received, pursuant to joining the Company in July 2009.

(4)	Mr. Dreyer’s 2009 stock and option awards were forfeited due to his separation from the Company prior to their vesting.

(5)

This includes payment of $26,364 representing pay for accrued paid time off that was not taken and was paid out to the named executive officers in April 2009, pursuant to a new Company policy to thereafter cease the accrual of paid time off for Vice Presidents and above.

(6)

This includes a payment of $548,777 to Mr. Dreyer upon his separation from the Company, based on his salary and average bonus over the last three years, plus $2,378, representing the value of COBRA coverage for two months, provided in accordance with his severance agreement; and $15,251 representing pay for accrued paid time off.

(7)

This includes a housing allowance of $45,445, paid monthly to Mr. Henderson in 2009, under an amendment to his offer letter. As described in the 2009 proxy, pursuant to the offer letter, in 2008, Mr. Henderson received housing benefits of $70,200 and was reimbursed $13,850 to compensate him for taxes associated with the housing benefits he had received in 2007. As also noted in our 2009 proxy, the Company will not enter into any future employment agreements with tax gross-ups.

(8)	This includes payment of $31,298 representing pay for accrued paid time off.

“Salary” is comprised of the cash salary paid to the named executive officers during 2009. The Committee reviewed and set annual salary levels for the Company’s then named executive officers in December 2008, effective January 1, 2009, which salaries remained unchanged from 2007 and 2008; and in April 2009 were reduced 7-10%, as described on page 15. Effective August 1, 2009, the General Counsel’s salary was increased 19.7% to $345,000. The slight variance in salaries paid between 2007 and 2008 reflects the 2008 leap year and how the calendar falls between weekdays and weekends. Mr. Bailey’s salary was set upon his hiring mid-year. These salary amounts and non-equity incentive compensation amounts include deferred compensation for Ms. Nowakowski, Mr. Dreyer, Mr. Henderson and Ms. Jackson in 2009 in the amounts of $37,798, $47,560, $22,654 and $22,116, respectively, and 401(k) contributions for Ms. Jackson in the amount of $14,692. For Ms. Nowakowski, Mr. Henderson and Ms. Jackson, the 2009 salary amounts reflect foregone pay due to two weeks unpaid leave during 2009.

“Stock Awards” reflects the value of RSUs granted to Ms. Jackson and Mr. Henderson in January 2009, for $169,462 and $191,333, respectively, and in May 2009, for $14,012 and $15,812, respectively, to Ms. Nowakowski and Mr. Dreyer in January 2009, for $590,381 and $213,195, respectively, and to Mr. Bailey in July 2009 for $314,894. For each of the named executive officers, the value is the full aggregate grant date fair value (which represents the fair market value as defined under the Equity Plan on the grant date) of the awards for both the current year and prior years.

“Option Awards” represent the SARs granted in January 2009, and with respect to Mr. Bailey, in July 2009. The SARs vest over three years on the anniversary date of the grant in increments of 33%, 34% and 33%, respectively, and have a contractual term of ten years unless earlier terminated in accordance with the Plan or the applicable SAR agreement.

The fair value as of the grant date for each equity award granted on January 7, 2009 is comprised of the SARs valued at $2.53 using the Black-Scholes pricing model and $8.71 for the RSUs, which represent the fair market value as defined under the Equity Plan on the grant date. The fair value as of the grant date for each equity award granted on May 11, 2009 is comprised of $7.23 for the RSUs, which represents the fair market value as defined under the Equity Plan on the grant date. The fair value as of the grant date for each equity award granted on July 20, 2009 is comprised of the SARs valued at $2.26 using the Black-Scholes pricing model and $6.57 for the RSUs, which represents the fair market value as defined under the Equity Plan on the grant date.

Fair Value Assumptions

The following table sets forth the assumptions used in 2009, 2008, and 2007 in the calculation of the option awards presented in our “Summary Compensation Table.” For all periods presented, the fair value of share-based awards for options awards was estimated at the date of grant using the Black-Scholes valuation model.

	2009	2008	2007
Expected term	3.9 years	3.9 years	3.8 years
Risk-free interest rate	2.0%	2.5%	4.5%
Volatility	36%	30%	31%
Dividend yield	0%	0%	0%

“Non-Equity Incentive Plan Compensation” is comprised of cash awards made to the named executive officers pursuant to the Company’s Bonus Plan. The Bonus Plan goals for the 2009 performance period (the 2009 calendar year) for the named executive officers were a matrix of Revenue, EPS and Adjusted EBITDA goals for the first half of the year, and a combination of such metrics and discretionary factors for the second half of the year. Based on these goals and factors (for the Company as a whole for the CEO, CFO and General Counsel, and for the Company and partially on division results for the President of Nurse and Allied Staffing), the named executive officers earned bonuses ranging from 14% to 26% of base salary as follows: Ms. Nowakowski, 26%; Mr. Bailey, 14%, Ms. Jackson, 21%; and Mr. Henderson, 20%. As indicated under “Salary” above, the non-equity incentive compensation paid in the fiscal year following that in which earned, includes any portions deferred pursuant to the Company’s 401k plan or deferred compensation plan.

“All Other Compensation” consists of compensation received from employer matching contributions to the Company’s Executive Non-Qualified Excess Plan and the Company’s 401(k) Plan, and life insurance premiums paid by the Company for each named executive officer. For 2009 only, the sums in this column also include the value of accrued paid time off that was not taken and paid out to the named executive officers in April 2009, pursuant to a new Company policy to thereafter cease the accrual of paid time off for Vice Presidents and above.

The following table contains information concerning grants of plan-based awards to the named executive officers under our cash and equity plans during the year ended December  31, 2009:

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: # Of Shares Of Stock Or Units	All Other Option Awards: # Of Securities Underlying Options	Exercise Or Base Price Of Option Awards ($/SH)	Grant Date Fair Value Of Stock and Options Awards($)
		Thres- hold($)	Target($)	Maxi- mum($)	Thres- hold($)	Target($)	Maxi- mum($)
Susan R. Nowakowski	1/7/09							67,782	116,586	8.71	884,926
	2/16/09	10,758	215,156	430,313
	8/6/09	51,891	253,125	379,688

Bary G. Bailey	7/20/09							47,929	219,834	6.57	810,977
	8/6/09	22,140	108,000	162,000

David C. Dreyer	1/7/09							24,477	42,100	8.71	319,557
	2/16/09	4,558	91,163	182,325

Denise L. Jackson	1/7/09							19,456	33,464	8.71	254,006
	2/16/09	3,623	72,463	144,925
	5/11/09							1,938			14,012
	8/6/09	17,476	85,250	127,875

Ralph Henderson	1/7/09							21,967	37,782	8.71	286,786
	2/16/09	4,462	89,250	178,500
	5/11/09							2,187			15,812
	8/6/09	19,871	105,000	157,500

Non-Equity Incentive Plan Awards:

“Estimated Future Payouts Under Non-Equity Incentive Plan Awards” reflects the 2009 threshold, target and maximum awards available under our Bonus Plan, tied to achievement of Revenue, EBITDA and EPS targets by the Company in 2009, with a discretionary element for part of the year. The targets were established by the Committee in February 2009 for the first six months of 2009, and in August 2009 for the second half of the year. Threshold awards assumed achievement of 80% of target EBITDA, EPS and revenue levels for the first half of the year, and 90% of target EBITDA and EPS levels and 80% of target revenue level for the second half of the year. In each case, maximum awards assume achievement of 110% or more of target revenue, EBITDA and EPS levels. The Bonus Plan is described in detail in the Compensation Discussion and Analysis section of this proxy statement. The Company did not achieve its consolidated or division targets in 2009, but did perform above the threshold level for certain of the metrics in 2009, specifically for consolidated EBITDA for the first six months; and for consolidated EBITDA and revenue, as well as Nursing and Allied division revenue and EBITDA, for the second six months. The actual bonus earned by each named executive officer is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Dreyer did not receive non-equity incentive plan compensation as he was not employed by the Company at year-end. The amounts reflected in the Grants table above are estimated amounts at the time of grant.

Equity Incentive Plan Awards:

“All Other Stock Awards” reflect the number of RSUs granted by the Company during 2009 to each named executive officer pursuant to the Equity Plan. The January RSUs vest in 2012, provided, however, pursuant to the terms of the grant agreement, 33% of the RSUs would have vested on an accelerated basis in 2010 had the Company achieved the specified Adjusted EBITDA target for fiscal year 2009, and 34% in 2011 should the Company achieve or exceed the specified Adjusted EBITDA target for fiscal year 2010. The Company did not reach its 2009 Adjusted EBITDA target established for accelerated vesting; therefore the accelerated vesting scheduled for the RSUs will not be triggered for 2009 performance. The July RSUs received by the CFO upon his hire vest in 2012, provided, however, pursuant to the terms of the grant agreement, 33% of the RSUs would vest on an accelerated basis in 2011 if the Company achieved the specified Adjusted EBITDA target for fiscal year 2010. The settlement date of the RSUs is the vesting date unless the grantee otherwise elects a later date under the terms of the Deferred Compensation Plan. Mr. Henderson and Ms. Jackson also received a grant of RSUs in May 2009, in accordance with the Company’s all-employee grant. Such RSUs vest over three years on the anniversary of the grant in increments of 33, 34 and 33% respectively. Ms. Nowakowski declined receiving the all employee RSU grant.

“All Other Option Awards” reflects the number of shares underlying SARs granted by the Company during 2009 pursuant to the Equity Plan, to be settled in stock, to each named executive officer in the amounts reflected in the table. The SARs vest over three years on the anniversary date of the grant in increments of 33%, 34% and 33%, respectively, and have a term of ten years unless earlier terminated in accordance with the Plan or the applicable SAR agreement. The fair value as of the grant date for each equity award granted on January 7, 2009 is comprised of the SARs valued at $2.53 using the Black-Scholes pricing model and $8.71 for the RSUs, which represent the fair market value as defined under the Equity Plan on the grant date. The fair value as of the grant date for each equity award granted on May 11, 2009 is comprised of $7.23 for the RSUs, which represents the fair market value as defined under the Equity Plan on the grant date. The fair value as of the grant date for each equity award granted on July 20, 2009 is comprised of the SARs valued at $2.26 using the Black-Scholes pricing model and $6.57 for the RSUs, which represents the fair market value as defined under the Equity Plan on the grant date.

Outstanding Equity Awards at Fiscal Year End

The following table represents equity interests held by the named executive officers as of December 31, 2009. The equity awards represented in the table are comprised of stock options, RSUs and SARs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Vesting Date(1)	Option Exercise Price	Option Expiration Date	# of Shares or Units of Stock that have not Vested (#)	RSU Vesting Date(2)	Market Value of Shares or Units of Stock that have not Vested ($)
Susan R. Nowakowski	60,000	—		$22.98	1/17/2012	48,291	4/18/2010	437,516
	39,405	—		$9.68	5/8/2013	71,681	4/8/2011	649,430
	160,000	—		$14.94	5/18/2014	67,782	1/7/2012	614,105
	185,000	—		$14.86	5/4/2015
	43,250	—		$18.03	4/12/2016
	27,825	13,705	4/18/2008	$24.95	4/18/2017
	20,343	41,303	4/8/2009	$16.18	4/8/2018
	—	116,586	1/7/2010	$8.71	1/7/2019

Bary G. Bailey	—	219,834	7/20/2010	$6.57	7/20/2019	47,929	7/20/2012	434,237

Denise L. Jackson	11,000	—		$22.98	1/17/2012	11,212	4/18/2010	101,581
	7,500	—		$9.68	5/8/2013	16,643	4/8/2011	150,786
	27,500	—		$14.94	5/18/2014	19,456	1/7/2012	176,271
	65,000	—		$14.86	5/4/2015	1,938	5/11/2010	17,558
	11,662	—		$18.03	4/12/2016
	8,307	4,091	4/18/2008	$24.95	4/18/2017
	6,073	12,329	4/8/2009	$16.18	4/8/2018
	—	33,464	1/7/2010	$8.71	1/7/2019

Ralph Henderson	14,749	7,265	9/4/2008	$17.86	9/4/2017	19,910	9/4/2010	180,385
	6,856	13,921	4/8/2009	$16.18	4/8/2018	18,791	4/8/2011	170,246
	—	37,782	1/7/2010	$8.71	1/7/2019	21,967	1/7/2012	199,021
						2,187	5/11/2010	19,814

(1)

Each SAR becomes exercisable in three equal annual installments beginning on the first anniversary of the date of the grant. The date shown in this column reflects the first vesting date. Where blank, the Options are fully vested.

(2)

With the exception of the May 2009 RSU grant, each RSU award vests on the third anniversary of the grant date, which date is shown in this column. Should the Company achieve the Adjusted EBITDA targets each year, the RSUs would vest on an accelerated basis, with one-third vesting 13 months after the grant date, and a second one-third vesting on the second anniversary of grant date; the Company did not achieve such targets for 2007, 2008 or 2009. With regard to the May 2009 RSU grants, the awards vest ratably over three years, with the date shown in this column reflecting the first vesting date.

Option Awards

“Option Awards” are comprised of stock options and SARs. SARs were granted in 2009, 2008, 2007 and 2006 and stock options were granted prior to 2006. The column, “Number of Securities Underlying Unexercised Options Exercisable”, represents the number of fully exercisable stock options and SARs which have been granted to the named executive officers, but have not been exercised. The column, “Number of Securities Underlying Unexercised Options Unexercisable”, represents the number of stock options and SARs which have been granted to the named executive officers, but have not yet vested and are therefore unexercisable. The column, “Option Exercise Price”, represents the price which the named executive officer must pay per equity unit to exercise the stock options or SARs. The column, “Option Expiration Date”, reflects the expiration date for the exercise of the stock options or SARs and is set ten years after the applicable grant date.

Stock Awards:

“Stock Awards” consist of RSUs granted pursuant to the Equity Plan in 2009, 2008 and 2007. The column, “Number of Shares or Units of Stock That Have Not Vested”, represents the number of RSUs which have not yet vested. The column, “Market Value of Shares or Units of Stock That Have Not Vested”, represents the number of RSUs that have not vested multiplied by 9.06, the closing price of our common stock as of December 31, 2009.

Options Exercises and Stock Vested

The following table shows information regarding exercises of option awards to purchase our common stock and vesting of stock awards held by our named executive officers during 2009, as of December 31, 2009.

OPTIONS EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Susan R. Nowakowski	—	—	36,850	236,209
Bary G. Bailey	—	—	—	—
David C. Dreyer	—	—	12,221	78,337
Denise L. Jackson	—	—	7,597	48,697
Ralph Henderson	—	—	—	—

Option Awards:

The “Number of Shares Acquired on Exercise” reflects the number of shares of our common stock that were acquired during 2009 by the named executive officers upon exercise of stock options or SARs previously granted to them. The “Value Realized on Exercise” reflects the aggregate market price of our common stock on the date of exercise less the option/SAR exercise price. No option awards or SARs were exercised by the executive officers in 2009.

Stock Awards:

The Company first made stock awards of RSUs in 2006. One-third of these RSUs had an accelerated vesting in 2007, due to the Company reaching its 2006 Adjusted EBITDA target. The remaining two-thirds of the stock grant vested in 2009. The “Value Realized on Vesting” reflects the aggregate market price of the stock on the date of vesting. Ms. Nowakowski deferred receipt of these 36,850 shares that vested in 2009 until June 1, 2011, pursuant to the Company’s nonqualified deferred compensation plan. The Company also made stock awards in 2007, 2008 and 2009. These stock grants vest in three years, with the potential for partial accelerated vesting earlier if EBITDA performance targets were met. However, such performance targets were not met in 2009.

Nonqualified Deferred Compensation

We maintain the 2005 Amended and Restated Executive Nonqualified Excess Plan which provides our executives with the opportunity to defer up to 80% of their base salary and 100% of their bonus. The executives are also permitted to defer the settlement date of their RSUs. In the past, we made discretionary matching contributions to the plan of 50% up to the first 6% of the executive’s cash compensation that vest incrementally so that the executive is fully vested in the match following five years of employment. Effective June 1, 2009, we suspended the Company’s match in light of the Company’s reduced revenues. All deferrals under the plan (other than deferrals of restricted stock units) are credited with earnings or losses based upon the executive’s selection of thirteen measurement funds which are all publicly traded mutual funds. Executives may change their election of measurement funds on a daily basis. The measurement funds are: Nationwide NVIT Money Market, PIMCO VIT Real Return Portfolio, PIMCO VIT Total Return Portfolio, LASSO® Long and Short Strategic Opportunities® , T. Rowe Price Equity Income Portfolio, Dreyfus Stock Index, Oppenheimer VA Capital Appreciation, Goldman Sachs VIT Mid Cap Value, Van Kampen UIF Mid Cap Growth Portfolio, Royce Capital Small Cap Portfolio, Vanguard VIF Small Company Growth Portfolio, MFS VIT II International Value Fund, and American Funds IS International.

Benefits under the plan are payable in a lump sum or in annual installments for a period of up to ten years beginning six months after the executive’s separation from service. Executives may also select at the time of deferral to be paid upon a change of control or a fixed distribution date which must be at least two years after the date of deferral. Payments under the plan are also payable if the executive experiences an unforeseen financial emergency. Any deferrals of RSUs are settled in shares upon a fixed date selected by the executive or upon a separation from service or change in control.

The following table reflects contributions made by the named executive officers and the Company pursuant to the 2005 Amended and Restated Executive Nonqualified Excess Plan and aggregate earnings, withdrawals and balance information. Mr. Bailey did not participate in the Plan in 2009.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Susan R. Nowakowski	274,077	6,671	142,940	—	1,153,178	(1)
David C. Dreyer	47,560	3,968	3,876	(168,859)	130,798
Ralph S. Henderson	22,654	3,208	5,772	—	31,634
Denise L. Jackson	22,116	1,927	51,392	—	193,441

The executive contributions are included in the 2009 “Salary” and 2008 “Non-Equity Incentive Compensation” columns of the Summary Compensation Table. These amounts include cash compensation deferred in 2009 for Ms. Nowakowski, Mr. Dreyer, Mr. Henderson and Ms. Jackson in the amounts of $37,798, $47,560, $22,654 and $22,116, respectively; and for Ms. Nowakowski only, $236,209 representing the value of deferred RSUs that vested in 2009, or 36,850 RSUs at the April 12, 2009 fair market value of $6.41. The Company’s matching contributions are reported in the “All Other Compensation” column of the Summary Compensation Table and include contributions for Ms. Nowakowski, Mr. Dreyer, Mr. Henderson and Ms. Jackson in the amounts of $6,671, $3,968, $3,208, and $1,927, respectively.

(1)	This amount includes $498,300, representing the value of 55,000 deferred vested RSUs, determined based on a stock price of $9.06, the closing price as of December 31, 2009.

Termination of Employment and Change in Control Arrangements

Ms. Nowakowski’s Employment Agreement:

The Company is party to an employment agreement with Ms. Nowakowski dated May 4, 2005, and amended February 6, 2008, as disclosed in our 2008 Proxy Statement. Ms. Nowakowski’s employment agreement provides that she will serve as the Company’s President and Chief Executive Officer. She will receive a base salary which may be increased annually at the discretion of the Committee, an annual bonus opportunity subject to meeting certain performance based criteria, and be eligible to participate in the Company’s equity plans, employee benefit plans and other benefits programs provided in the same manner and to the same extent as to the Company’s other senior management. The term of Ms. Nowakowski’s employment agreement is through May 4, 2011.

Ms. Nowakowski’s employment agreement provides that she will receive severance benefits under four circumstances: (1) in the event of her disability or death; (2) if the Company terminates her employment for any reason other than “cause”3; (3) if she terminates her employment for “good reason”4 or (4) in the event of a “change of control.”5 In the event of her death or disability, the estimated benefits which Ms. Nowakowski or her estate, as applicable, would be entitled to total $1,396,742 (disability) or $1,395,400 (death), assuming the triggering event took place on December 31, 2009. This amount is comprised of an immediate lump sum severance payment of two years of base salary totaling $1,215,000; an amount equal to her bonus, which is

[3]	“Cause” is defined in Ms. Nowakowski’s agreement as a termination of employment by the Company due to the employee’s (i) commission of an act of fraud or embezzlement against the Company or any of its subsidiaries or conviction in a court of law, or guilty plea or no contest plea, of any charge involving an act of fraud or embezzlement; (ii) conviction in a court of law, or guilty plea or no contest plea, to a felony charge; (iii) willful misconduct as an employee of the Company or any of its subsidiaries which is reasonably likely to result in injury or financial loss to the Company or its subsidiaries; (iv) willful failure to render services to the Company or any of its subsidiaries in accordance with employment, which amounts to a material neglect of duties to the Company and does not result from physical illness, injury or incapacity, and which failure is not cured promptly after adequate notice; or (v) a material breach of certain covenants of the agreement, if not cured within 30 days after written notice.

[4]	“Good Reason” is defined in the agreement as (i) a material breach by the Company of the employment agreement with the exception of certain provisions thereto or of the Non-Qualified Stock Option not cured within 30 days after the Board’s receipt of written notice of such non-compliance; (ii) the assignment to Ms. Nowakowski without her consent by the Company of duties materially and adversely inconsistent with the her position, duties or responsibilities, or a change in her title or office, or any removal of her from any of such positions, titles or offices, or any failure to elect or reelect her as a member of the Board or any removal of her as such a member, subject to certain exceptions; or (iii) the relocation of the Company’s headquarters from San Diego, California of more than 50 miles without the approval of the Executive.

[5]	“Change in control” is defined in the amendment as occurring upon: (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (2) the dissolution or liquidation of the Company; (3) the sale of all or substantially all of the business or assets of the Company; or (4) the consummation of a merger, consolidation or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), if immediately following such Business Combination: (x) a Person is or becomes the beneficial owner, directly or indirectly, of a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), or (y) the Company’s shareholders cease to beneficially own, directly or indirectly, in substantially the same proportion as they owned the then outstanding voting securities immediately prior to the Business Combination, a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation). “Surviving Corporation” shall mean the corporation resulting from a Business Combination, and “Parent Corporation” shall mean the ultimate parent corporation that directly or indirectly has beneficial ownership of a majority of the combined voting power of the then outstanding voting securities of the Surviving Corporation entitled to vote generally in the election of directors.

calculated based on the average of her bonuses earned for the three most recent fiscal years (“average bonus”), $161,059; and twenty-four months of continued medical, life, dental and disability insurance benefits at an estimated cost of $20,683 (disability) or $19,341 (death). In the event of her termination by the Company without cause, or if she resigns for good reason, the estimated severance benefits Ms. Nowakowski would be entitled to total $1,557,801 based upon severance equal to two times the sum of her base salary as of December 31, 2009, totaling $1,215,000, two times her average bonus totaling $322,118, payable in a lump sum not later than thirty (30) days following termination of employment, and $20,683 as benefits for her and her dependents. If, within one year following a “change of control”, Ms. Nowakowski is terminated without cause by the Company, or resigns for good reason, she would be entitled to three years of salary and three times her average bonus plus severance benefits totaling approximately $2,326,360 in a lump sum severance payable as soon as reasonably practicable following such termination. In addition, any unvested shares of RSUs, unvested options or other equity-based compensation awards held by Ms. Nowakowski automatically shall become 100% vested upon any “change in control” (as defined in Ms. Nowakowski’s Stock Option Agreements and the Equity Plan), resulting in additional payment of $1,817,941, for a total payout of $4,144,301.

Under some circumstances, amounts payable under Ms. Nowakowski’s employment agreement are subject to a full “gross-up” payment to make Ms. Nowakowski whole in the event that she is deemed to have received “excess parachute payments” under Section 4999 of the Internal Revenue Code. In addition, payment of Ms. Nowakowski’s severance benefit may be delayed six months following her termination, if necessary to comply with the requirements of Section 409A of the Internal Revenue Code. The agreement requires the parties to enter into a release. Ms. Nowakowski’s employment agreement also contains a confidentiality agreement and a covenant not to solicit the Company’s employees during its term and for a period of two years thereafter.

The table below sets forth the benefits Ms. Nowakowski would receive, assuming a December 31, 2009 termination date.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

CHIEF EXECUTIVE OFFICER

Termination Reason	Cash Severance($)	Bonus($)	Benefits($)	Value of Accelerated Equity Awards($)(1)		Tax Gross- Ups($)	TOTAL($)
Termination of Employment by Company without Cause or by Executive for Good Reason Absent a Change in Control	1,215,000	322,118	20,683	—		—	1,557,801
Disability	1,215,000	161,059	20,683	—		—	1,396,742
Death	1,215,000	161,059	19,341	—		—	1,395,400
Termination of Employment by Company without Cause or by Executive for Good Reason with a Change in Control	1,822,500	483,177	20,683	1,817,941	(1)	—	4,144,301

(1)	The value of accelerated equity awards was computed using $9.31, the mean price of our stock on December 30, 2009. This column does not reflect awards that are already vested.

Executive Officer Severance Agreements:

The Company is a party to executive severance agreements with Ms. Jackson, dated May 4, 2005, as amended on March 8, 2006 and February 6, 2008, and with Mr. Henderson, dated September 4, 2007, and amended February 6, 2008, as disclosed in the Company’s 2008 Proxy Statement; and with Mr. Bailey, dated August 10, 2009. The severance agreements provide that these individuals will receive severance benefits if the Company terminates their employment without “cause,” or relocates their position to a locale beyond a 50 mile radius of the Company’s current corporate headquarters in San Diego, California (in either case, an involuntary termination). In the event of an involuntary termination, benefits include cash payment equal to the executive’s annual salary, payment of a prorated portion of the executive’s average bonus for the three most recent fiscal years (“average bonus”) and reimbursement for the COBRA health coverage for the executive’s health insurance for that twelve-month period (or until the executive becomes eligible for comparable coverage under another employer’s health plans, if earlier), less the employee’s share of premiums. In this situation, assuming the triggering event took place on December 31, 2009, the last day of the Company’s fiscal year, for Mr. Bailey, severance benefits payable in the event of an involuntary termination would total approximately $423,278 which is comprised of salary of $360,000, average bonus of $48,954 and $14,324 reimbursement for COBRA coverage. Assuming the triggering event took place on December 31, 2009, the last day of the Company’s fiscal year, for Mr. Henderson, severance benefits payable in the event of an involuntary termination would total approximately $438,586, which is comprised of salary of $315,000, average bonus of $116,273 and $7,313 reimbursement for health insurance premiums. Assuming the triggering event took place on December 31, 2009, the last day of the Company’s fiscal year, for Ms. Jackson, severance benefits payable in the event of an involuntary termination would total approximately $412,525 which is comprised of salary of $345,000, average bonus of $64,860 and $2,664 reimbursement for health insurance premiums. Each executive severance agreement contains a requirement that the executive execute a general release in favor of the Company as a condition to receiving the severance payments.

In the event of an involuntary termination within one year of a “change in control” (defined as in Ms. Nowakowski’s employment agreement, see footnote 5, above), the executives’ severance payment is enhanced to two times the sum of the executive’s annual salary plus average bonus. The severance payments to Mr. Bailey, Mr. Henderson and Ms. Jackson in such circumstance, assuming a change in control and involuntary termination on December 31, 2009, are shown in each officer’s table below, which also reflects the value of accelerated equity awards.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

OTHER EXECUTIVE OFFICERS

Bary G. Bailey Termination Reason	Cash Severance($)	Bonus($)	Benefits($)	Value of Accelerated Equity Awards($)	TOTAL($)
Involuntary Termination of Employment Absent a Change in Control	360,000	48,954	14,324	—	423,278
Involuntary Termination of Employment Within One Year of a Change in Control	720,000	97,908	14,324	1,048,564	1,880,796

Ralph Henderson Termination Reason	Cash Severance($)	Bonus($)	Benefits($)	Value of Accelerated Equity Awards($)	TOTAL($)
Involuntary Termination of Employment Absent a Change in Control	315,000	116,273	7,313	—	438,586
Involuntary Termination of Employment Within One Year of a Change in Control	630,000	232,545	7,313	607,849	1,477,708

Denise L. Jackson Termination Reason	Cash Severance($)	Bonus($)	Benefits($)	Value of Accelerated Equity Awards($)	TOTAL($)
Involuntary Termination of Employment Absent a Change in Control	345,000	64,860	2,664	—	412,525
Involuntary Termination of Employment Within One Year of a Change in Control	690,000	129,721	2,664	478,587	1,300,972

Value of Accelerated Equity Awards

Pursuant to the terms of the equity award agreements with the Company’s executive officers, upon a change in control of the Company, all unvested equity awards become vested and exercisable.6 We have included the value of accelerated vesting of our equity awards in the tables on page 33-34. For this purpose, we used $9.31, the mean price of our stock on December 30, 2009. This column does not reflect awards that are already vested.

Upon Mr. Dreyer’s separation from the Company in 2009, pursuant to his severance agreement, he received COBRA coverage for two months valued at $2,378, and a payment of $548,777, based on his salary and average bonus over the last three years in accordance with his severance agreement.

[6]	A change in control under the Company’s form RSU and SAR grant agreements is deemed to occur upon (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) the dissolution or liquidation of the Company; (iii) the sale of all or substantially all of the business or assets of the Company; or (iv) the consummation of a merger, consolidation or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), if immediately following such Business Combination: (x) a Person is or becomes the beneficial owner, directly or indirectly, of a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), or (y) the Company’s shareholders cease to beneficially own, directly or indirectly, in substantially the same proportion as they owned the then outstanding voting securities immediately prior to the Business Combination, a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation). “Surviving Corporation” shall mean the corporation resulting from a Business Combination, and “Parent Corporation” shall mean the ultimate parent corporation that directly or indirectly has beneficial ownership of a majority of the combined voting power of the then outstanding voting securities of the Surviving Corporation entitled to vote generally in the election of directors. Pursuant to the Company’s Equity Plan, certain nonqualified deferred compensation may not be distributed earlier than one of certain specified events, which included the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in Section 1.409A-3(g) of the proposed regulations promulgated under Section 409A by the Department of the Treasury on September 29, 2005 or any subsequent guidance).

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
R. Jeffrey Harris(1)	58,500	57,378	12,825	—	—	—	128,703
William F. Miller III	16,666	—	—	—	—	—	16,666
Andrew M. Stern(2)	54,000	57,378	12,825	—	—	—	124,203
Paul E. Weaver(3)	58,500	57,378	12,825	—	—	—	128,703
Douglas D. Wheat(4)	67,500	57,378	12,825	—	—	—	137,703
Hala G. Moddelmog	45,000	57,378	12,825	—	—	—	115,203
Michael M.E. Johns	45,000	57,378	12,825	—	—	—	115,203

(1)	Mr. Harris is Chairman of the Company’s Compensation and Stock Plan Committee.

(2)	Mr. Stern is Chairman of the Company’s Corporate Governance Committee.

(3)	Mr. Weaver is Chairman of the Company’s Audit Committee.

(4)	Mr. Wheat is Chairman of the Company’s Board of Directors.

The Company pays non-employee directors an annual retainer of $50,000. The Chairman of the Board receives an additional $25,000. The Audit Committee and Compensation and Stock Plan Committee Chairs each receive an additional annual retainer of $15,000, and the Chairman of the Corporate Governance Committee receives an additional annual retainer of $10,000. All retainers are paid in several installments. In April 2009, the directors’ compensation was reduced fifteen percent, to reflect the Company’s reduced revenues due to ongoing economic conditions. The cash compensation for the non-employees directors for the 2009-2010 term was set as follows: annual director retainer of $42,500, Chairman retainer of $21,250, Audit and Compensation and Stock Plan Committee Chairmen retainer of $12,750 each and Corporate Governance Committee Chairman retainer of $8,500. Directors are also reimbursed for out-of-pocket expenses incurred in connection with their service. The Company does not have a program of automatic annual equity grants, but historically has granted equity awards in the form of stock options, RSUs or SARs to non-employee directors upon appointment or election to the Company’s Board of Directors, and periodically thereafter during the director’s term. Although discretionary, the Company anticipates that it will continue to grant equity awards to non-employee directors in accordance with historical practices and equity value levels. Non-employee directors are not eligible to participate in the Company’s Bonus Plan or the Deferred Compensation Plan.

The director equity awards were also subject to the fifteen percent reduction in value from the prior year. The “Stock Awards” column reflects the full aggregate grant date fair values of the awards for the current year. Each non-employee director, with the exception of Mr. Miller who did not stand for re-election, was granted 9,563 RSUs on April 9, 2009. The “Options Awards” column reflects the full aggregate grant date fair values of the awards for the current year. See the footnotes to the Company’s Consolidated Financial Statements reported in the Company’s Form 10-K for fiscal year ended December 31, 2009 for details as to the assumptions used to determine the fair value of the option awards during the fiscal year 2009. Each non-employee director, with the exception of Mr. Miller who did not stand for re-election, was granted 8,224 SARs on April 9, 2009.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s financial reporting process, including establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating and expressing an opinion on the effectiveness of internal control and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

KPMG is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor, evaluate and oversee these processes. The Audit Committee members are not employees of the Company, and are not professional accountants or auditors. The Audit Committee’s primary purpose is to assist the Board of Directors to fulfill its oversight responsibilities by reviewing the financial information provided to stockholders and others, the systems of internal controls which management has established to preserve the Company’s assets and the audit process. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. In giving the Audit Committee’s recommendation to the Board, they have relied on management’s representations that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements.

The Audit Committee is responsible for the appointment, subject to stockholder ratification, of the Company’s independent registered public accounting firm. The members of the Audit Committee are independent as defined by Section 303A of the New York Stock Exchange Listed Company Manual.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm management’s report on the effectiveness of the Company’s internal control over financial reporting as well as KPMG’s report related to its audit of (i) the consolidated financial statements; and (ii) the effectiveness of internal control over financial reporting. The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from KPMG the written disclosures and the letter from the independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence. The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company is compatible with KPMG’s independence. KPMG advised the Audit Committee that KPMG was and continues to be independent accountants with respect to the Company.

The Audit Committee discussed with KPMG the overall scope and plans for their audits. The Audit Committee has met with KPMG, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the Audit Committee’s discussions with management, the Audit Committee’s review of the representations of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

Audit Committee Members

Paul E. Weaver

Andrew M. Stern

R. Jeffrey Harris

PROPOSAL 2:

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

On February 25, 2010, upon the recommendation of the Audit Committee, the Company’s Board of Directors appointed KPMG LLP (KPMG) to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010. The Board proposes and recommends that the stockholders ratify this appointment.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG served as the Company’s principal independent registered public accounting firm for 2009. Representatives from KPMG will be present at the Annual Meeting of Stockholders, will be given the opportunity to make a statement if they so desire and are expected to be available to respond to any appropriate questions. The fees paid or accrued for audit services and the fees paid for audit related, tax and all other services rendered by KPMG for each of the last two years are as follows:

Audit Fees:    KPMG billed $1,333,875 and $1,530,000 for audit fees in 2009 and 2008, respectively. Audit fees consist of fees for professional services rendered in connection with the annual audits of (i) the Company’s consolidated financial statements; (ii) the effectiveness of internal control over financial reporting; (iii) reviews of the interim consolidated financial statements included in quarterly reports, and (iv) fees for SEC registration statement services.

Audit-Related Fees:    KPMG billed $1,500 for audit-related services in both 2009 and 2008. Audit-related fees consist principally of a subscription to an on-line research tool licensed from KPMG.

Tax Fees:    KPMG billed $34,429 and $0 for tax services in 2009 and 2008, respectively.

All Other Fees:    KPMG did not render any other services in 2009 and 2008.

Pursuant to the Audit Committee Charter, it is the policy of the Audit Committee to review in advance, and grant any appropriate pre-approvals of all auditing services to be provided by the independent registered public accounting firm and all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith, to approve all fees and other terms of engagement. In 2008 and 2009, the Audit Committee pre-approved all audit-related and tax fees billed by KPMG prior to the engagement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

OTHER MATTERS

Stockholder Proposals for the 2011 Annual Meeting

From time to time, stockholders present proposals, which may be proper subject for inclusion in the proxy statement and for consideration at the next Annual Meeting of Stockholders. Any stockholder who desires to bring a proposal at the Company’s 2011 Annual Meeting of Stockholders without including such proposal in the Company’s proxy statement must deliver written notice thereof to the Secretary of the Company not before December 15, 2010 and not later than January 14, 2011. Stockholder proposals intended to be included in the 2011 proxy statement must be received by the Company no later than November 15, 2010 and otherwise comply with the requirements of Rule 14a-8 promulgated by the SEC under the Exchange Act.

If a stockholder proposal is not properly submitted for inclusion in the 2011 proxy statement pursuant to the requirements described above (but otherwise complies with the advanced notice provisions of the Company’s by-laws), management will be permitted to vote proxies in its discretion if it advises stockholders in the 2011 Proxy Statement about the nature of the matter and how management intends to vote on such matter.

Annual Report

Stockholders will receive with this proxy statement a copy of the Company’s Annual Report including the financial statements and the financial statement schedules included in the Company’s annual report on Form 10-K as filed with the SEC for the fiscal year ended December 31, 2009 and certain exhibits thereto. Stockholders may request additional copies in writing at the following address:

AMN Healthcare Services, Inc.
Attention:	Denise L. Jackson
Senior Vice President, General Counsel and Secretary
12400 High Bluff Drive, Suite 100
San Diego, California 92130

In the event that the exhibits to the annual report on Form 10-K are requested, a fee may be charged for reproduction of such exhibits.

Other Business

The Board of Directors does not know of any other matter which will come before the 2010 Annual Meeting other than those described in this proxy statement. In the event that any other matters properly come up before the 2010 Annual Meeting, the persons named in the enclosed form of proxy intend to vote all proxies in accordance with their judgment on such matters.

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AMN HEALTHCARE SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 14, 2010 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints R. Jeffrey Harris, Dr. Michael M.E. Johns and Hala G. Moddelmog, or any of them, as attorneys and proxies with full power of substitution and resubstitution to represent the undersigned and to vote all shares of Common Stock of AMN Healthcare Services, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on April 14, 2010 at 8:30 a.m. Central Time at the Company’s offices located at 5001 Statesman Drive, Irving, Texas 75063, or at any adjournment or adjournments thereof, with all powers which the undersigned would possess if personally present.

(Continued and to be signed on the reverse side)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

AMN HEALTHCARE SERVICES, INC.

April 14, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://materials.proxyvote.com/001744

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

1.   Election of seven directors to hold office until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until the director resigns, is removed, or becomes disqualified:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
	R. Jeffrey Harris Michael M.E. Johns Hala G. Moddelmog Susan R. Nowakowski Andrew M. Stern Paul E. Weaver Douglas D. Wheat	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	2. Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010:	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, proxies will vote this proxy FOR electing each of the seven (7) nominees to the Board of Directors; FOR proposal 2; and, in their discretion upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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